UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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Portillo’s Inc.
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Portillo's

HOT DOGS · BEEF · BURGERS · SALADS

Portillo's
HOT DOGS · BEEF · BURGERS · SALADS
FREEZER #1
CATERING / BAR
DINING AREA
DINING AREA
RESTROOM HALLWAY
WOMENS RESTROOM
MENS RESTROOM
ELECTRICAL

2024

Proxy Statement

Monday, June 3rd, 2024 - 8:00am CST

CLEAR STRATEGIC PRIORITIES
FOR DELIVERING LONG-TERM PROFITABLE GROWTH

RUN WORLD CLASS OPERATIONS

- Flex Our Multi-Channel Muscle
- Greatness in Drive Thru
- Unrivaled Value in Fast Casual

INNOVATE & AMPLIFY THE PORTILLO’S EXPERIENCE

- Craveable & Fresh for Everyone
- Local & Experiential
- Digitally Engage Guests

BUILD RESTAURANTS WITH INDUSTRY-LEADING RETURNS

- Best-in-Class AUVs
- Optimize Capital Investments
- Scale Quickly
- Replicable Processes

TAKE GREAT CARE OF OUR TEAMS

- Meaningful Work Environment
- Total Rewards That Matter
- Igniting Talents and Careers
- Enhanced Digital Workplace Experience

Letter to Shareholders

Dear Fellow Shareholders,
Thanks to the tireless efforts of our team, Portillo’s had a terrific year in 2023.
People are the heart of Portillo’s. Everything we do begins with our culture and our Team Members. We make our restaurants a great place to work and offer excellent benefits, training and advancement opportunities. Once again, we were recognized as one of the best places to work in the industry. Our Team Members reward us with strong engagement and low turnover. That also creates the key ingredient to new unit growth, a strong internal pipeline.
Our people take care of our guests. Our emphasis on Quality, Service, Attitude, and Cleanliness has been delighting customers for decades and we set another high on our guest satisfaction metrics in 2023. Industry market research studies consistently show Portillo’s among the elite in net promoter score.
Our delicious food, fun restaurants, and engaging teams have created strong demand for Portillo’s across the country. Every year, we get thousands of requests to bring Portillo’s to new cities and states. In 2023 we did our best to oblige, with a company record twelve new restaurants. Four of these were in Texas, a new market for us, where our first restaurant in The Colony recorded over $12 million in sales in its first full year open.
While The Colony opening is extraordinary, sales across the Portillo’s system average $9.1 million per restaurant. Our restaurants serve an average of 800,000 customers per year, with industry-leading volumes in each of our channels: dine-in, drive thru, takeout, and delivery. These volumes create very strong restaurant-level profitability, 24% in 2023, and in turn, healthy cash on cash returns for our new units.
We are proud of these results and Portillo’s continues to innovate to better serve our customers and improve our Team Members’ experience. Dick Portillo started off in 1963 with a hot dog cart and Portillo’s has been changing and evolving ever since. This year, we debuted a new kitchen layout that takes 20 feet out of our production line, simplifying operations for our teams and enhancing speed and accuracy for our guests.
We plan to build on this momentum in 2024, opening restaurants in four states, with six new locations in Texas, including our first in Houston.
We are enthusiastic about Portillo’s future, but none of it would be possible without the hard work that has been done over many years. In that spirit, we’d like to recognize two long time contributors to Portillo’s success. Richard Lubin stepped down from the Board in 2023 after nearly a decade as a director. His wisdom and experience will be much missed. And Susan Shelton retired after more than 30 years as Portillo’s General Counsel, helping us navigate a complex legal environment and two significant ownership transactions. We are grateful to both and wish them all the best in the years ahead.
We look forward to a great 2024 and a bright future for Portillo’s.
Sincerely,

Michael A. Miles, Jr., Chairman of the Board	Michael Osanloo, Chief Executive Officer

2024 Proxy Statement	1

Notice of Annual Meeting to Shareholders

Date and Time: Monday, June 3, 2024 08:00 a.m., Central Time	Location: Virtual (Visit www.proxydocs.com to register to attend the meeting.)	Record Date: Close of Business April 4, 2024

Agenda:

Proposals		Board Recommendations	Page
1	Election of Directors	FOR each nominee	15
2	Say on Pay	FOR	41
3	Say on Frequency of Pay	ONE YEAR	66
4	Ratification of Deloitte & Touche LLP as Auditors for 2024	FOR	67
Shareholders will also transact such other business as may properly come before the meeting or any adjournment or postponement hereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting for at least ten days prior to June 3, 2024. Please email investors@portillos.com if you wish to examine the shareholder list prior to the annual meeting.
How to Vote
Beginning on or about April 23, 2024, we will send to our shareholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet, how to vote their shares and how to attend the Annual Meeting virtually. If you did not wish to receive such Notice, you may elect to receive future notices, proxy materials and annual reports electronically through the Internet by following the instructions in this Proxy Statement. Only shareholders of record at the close of business on April 4, 2024 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Internet www.proxypush.com/PTLO	By Phone 1-866-458-2503	By Mail return via the postage-paid envelope provided to P.O. Box 8016, Cary, NC 27512-9903	In Person attend virtual Annual Meeting June 3, 2024
By Order of the Board of Directors
Kelly M. Kaiser
General Counsel and Corporate Secretary
Oak Brook, Illinois
April 23, 2024

Whether or not you expect to attend the meeting, please vote via the Internet, by telephone, or complete, date, sign and promptly return a proxy card so that your shares may be represented at the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 3, 2024: This Proxy Statement and the Annual Report are available at www.proxydocs.com/PTLO

2

Table of Contents

Frequently Accessed Information

•Auditor Fees	68

•Beneficial Ownership Table	70

•CEO Pay Ratio	61

•Committee Structure	26

•Compensation Discussion & Analysis	42

•Compensation Philosophy	46

•Director Biographies	19

•Director Compensation	40

•Director Skills Matrix	16

•Key Areas of Board Oversight	30

•Pay Versus Performance	62

•Share Ownership Guidelines	53

•Summary Compensation Table	57

2024 Proxy Statement	3

Table of Contents
Cautionary Note Regarding Forward-Looking Statements
This Proxy Statement contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different from the statements made herein. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements, so you should not unduly rely on these statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:
•risks related to or arising from our organizational structure;
•risks of food-borne illness and food safety and other health concerns about our food;
•risks relating to the economy and financial markets, including inflation and fluctuating interest rates or other factors;
•the impact of unionization activities of our Team Members on our operations and profitability;
•the impact of recent bank failures on the marketplace, including the ability to access credit;
•risks associated with our reliance on certain information technology systems and potential failures or interruptions;
•privacy and cyber security risks related to our operations, including digital ordering and payment platforms for our delivery business;
•the impact of competition, including from our competitors in the restaurant industry or our own restaurants;
•the increasingly competitive labor market and our ability to attract and retain the best talent and qualified employees;
•the impact of federal, state or local government regulations relating to privacy, data protection, advertising and consumer protection, building and zoning requirements, costs or ability to open new restaurants, or sale of food and alcoholic beverage control regulations;
•our ability to achieve our growth strategy, such as the availability of suitable new restaurant sites in existing and new markets and the opening of new restaurants at the anticipated rate and on the anticipated timeline;
•increases in food and other operating costs, tariffs and import taxes, and supply shortages; and
•other risks identified in our filings with the Securities and Exchange Commission (the “SEC”).
All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this Proxy Statement in the context of the risks and uncertainties disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 27, 2024, which is available on the SEC's website at www.sec.gov.
The forward-looking statements included in this Proxy Statement are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Our Structure and Certain Defined Terms
Portillo’s Inc. (the “Company”) was formed for the purpose of facilitating an initial public offering in October 2021 (“IPO”) and related reorganization transactions in order to carry on the business of PHD Group Holdings LLC and its subsidiaries (“Portillo’s OpCo”). The Company is a holding company with no direct operations and our principal asset is our equity interest in Portillo’s OpCo. Unless the context otherwise requires, references to "we," "us," "our," "Portillo's," the "Company" and other similar references refer to Portillo's Inc. and its subsidiaries, including Portillo’s OpCo.

4

Our Company
Our Mission Statement

At Portillo’s, we relish the opportunity to create lifelong memories by igniting the senses with unrivaled food and experiences.

Our Building Blocks
Portillo’s serves iconic Chicago street food in high-energy, multichannel restaurants designed to ignite the senses and create memorable dining experiences. Since our founding in 1963 in a small trailer that Dick Portillo called “The Dog House,” we have become a beloved brand with a passionate nationwide following. Our new restaurant openings draw massive crowds of passionate fans. Our carefully curated and diverse menu features all-American favorites such as Italian beef sandwiches, Chicago-style hot dogs and sausages, char-broiled burgers, fresh tossed salads, crinkle-cut fries, homemade chocolate cake and our signature chocolate cake shake. We create a guest experience like no other by combining the best attributes of fast-casual and quick-service concepts with an exciting energy-filled atmosphere in a restaurant model capable of generating tremendous volumes. Nearly all of our restaurants were built with double lane drive-thrus and have been thoughtfully designed with a layout that accommodates a variety of dining channels including dine-in, carryout, delivery and catering to quickly and efficiently serve our guests.
No matter how our guests order from us, our highly productive kitchens and energetic Team Members consistently serve high-quality food and deliver a memorable guest experience at a great value. We believe the combination of our craveable food, multichannel sales model, dedication to operational excellence, and distinctive Team Member-driven culture gives us a competitive advantage.
Our Story
While our operating model is focused on quickly getting delicious, made-to-order food to our guests, our atmosphere creates an experience that is more than just a delicious meal. When guests walk into a Portillo’s, they get an experience completely different from a typical chain-restaurant visit. Our restaurants engage all the senses to create a fun, relaxed and memorable occasion. Our dining areas evoke nostalgia and feature local influences: no two Portillo’s are alike. Each of our restaurants has its own themed décor, which have included prohibition era memorabilia, classic diners, and a retro automotive garage. No detail is too small, be it music, lighting, signage or even the stars subtly sparkling on the ceiling. Each restaurant also draws design elements from the local community. Our layouts create spaces comfortable for individual diners, families, and large groups.
Beyond the space itself, the energy of a Portillo’s restaurant is unique. Our guests can see into our open kitchens, where their meals are prepared right before their eyes. The sounds and smells of burgers broiling, french fries frying, and Italian beef simmering emanate from the kitchen. Each completed meal is announced with a fun rhyme (“Number two, we got you”; “Number seven, welcome to Portillo’s heaven”). But the most important element of any Portillo’s is the enthusiasm of all the guests who are excited to be there and enjoying their food. We want every guest that visits to leave with good memories, a satiated appetite and a desire to return.

2024 Proxy Statement	5

Our Company
Our Food
We're proud of our craveable food, including our famous Italian beef sandwiches, Chicago-style hot dogs, made-to-order salads, savory cheese fries, homemade chocolate cake, and our signature chocolate cake shake. Our Italian beef is slow-roasted for four hours, thinly sliced, and served on freshly-baked French bread. We perfect it with a dip in hot gravy, which is made with our homemade blend of seasonings. Our Chicago-style hot dogs are “dragged through the garden,” with mustard, relish, freshly chopped onion, sliced red-ripe tomatoes, a kosher pickle and sport peppers piled high on a perfectly steamed poppy seed bun, all finished with a few shakes of celery salt. Guests also love our crinkle-cut french fries and their perfectly salted, crispy outside with soft inside. And our famous homemade fluffy chocolate cakes are baked with love each morning in every restaurant and generously iced with rich chocolate frosting – delicious on their own or in one of our mouthwatering cake shakes.
Our food is made-to-order with fresh, high-quality ingredients to meet exacting standards. We are constantly seeking ways to further enhance the quality and desirability of our offerings, while maintaining a manageable menu size and the operational efficiency to deliver high volumes and consistently high quality offerings. In 2023, the Rodeo Burger joined our lineup of recent offerings, which also includes our Spicy Chicken Sandwich (featuring our proprietary spicy Giardiniera sauce), launched in 2021, and the plant-based Garden Dog, launched in 2022. We also offer seasonal shakes and specialty cakes to complement our existing menu. In 2023, we opened our Innovation Center, a test kitchen that allows us to explore new menu items, collect guest feedback, and make refinements to our operational procedures.
Our Growth in 2023
In 2023, we focused on expanding and strengthening our restaurant base and increasing same store sales. We are in the early stages of our nationwide growth plan, with 85 locations across ten states as of April 23, 2024 and a compounded annual unit growth rate of approximately 9.2% since 2015. In Fiscal Year 2023, we opened 12 new restaurants. Over the long term, we aim to increase our number of restaurants by approximately 12% to 15% annually. Our short-term focus is in the Sunbelt, with growth across markets in Arizona, Texas, and Florida. Simultaneously, we will continue to fill-in Chicagoland and adjacent markets as the right opportunities come available. Based on a whitespace analysis prepared in partnership with a third-party vendor in 2023, we believe we have more long-term growth opportunity than we identified at the time of our IPO, with the potential for more than 900 restaurants domestically (800+ full-scale restaurants and 100+ pick-up/walk-up models) and are well-positioned for global growth in the future. We believe company-operated full-scale restaurants are our largest opportunity moving forward, but continue to evaluate innovative operating models. We are also continuously assessing evolving consumer preferences and footprint optimization of our restaurants. In the past, some of our restaurants were over 10,000 square feet and had 105-foot production lines. Many restaurants built in 2023 are approximately 7,700 square feet with a 65-foot production line. They also feature self-serve beverage stations and a Grab & Go area to showcase desserts, bottled beverages and Portillo’s retail merchandise. This "Kitchen '23" initiative is improving efficiency by reducing the square footage, reducing the length of the production line, lowering equipment costs and enhancing our off-premise area with a drive-thru door. In response to the success of these features, we’ve also retrofitted a number of our existing restaurants to add these Grab & Go areas and self-serve beverage stations.
In the future, we expect our "Restaurant of the Future" initiative will bring the square footage down to 5,500 to 6,000 square feet and a 47-foot production line, all without compromising our ability to achieve our industry leading average unit volume ("AUV"). Because we will need less than our typical two-acre site to build, it will unlock more real estate opportunities. Further, these enhancements reduce conveyance and operational complexity for our Team Members, increasing productivity.
We also aimed to grow our volumes in our existing restaurants through several initiatives, including delivering a consistently outstanding guest experience across order channels, protecting our value proposition, making purposeful menu enhancements, and driving brand awareness and trial through marketing initiatives.
We believe the best way to market Portillo’s is to have people try our food. We drive awareness and trial through our grassroots local restaurant marketing teams, by utilizing our Beef Bus food truck to promote new restaurants, and by producing creative and engaging marketing content. Our goal is to harness brand love and spread it far and wide. We do so by leaning on influencers and traditional media to spread our messages. We use a full suite of communication channels, including email, SMS and various social media platforms to engage different customer segments. We also focus on unique marketing opportunities. In 2023, we partnered with the town of Bacon, Indiana to host a “Bacon Rodeo” to launch our new Rodeo Burger.

6

Our Company
In the fourth quarter of 2023, we debuted a new ad campaign in Chicagoland called, “Portillo’s, It Always Sounds Good.” which incorporated ASMR-style sounds from within a Portillo’s restaurant. The ad campaign consisted of commercials, billboards, and influencer and media partnerships across Chicagoland. Our guests loved the creative ads and the campaign drove incremental traffic to our restaurants without the use of discounts or other promotions that would negatively affect our financial results.
Our business model generates strong operating margins and cash flow. We constantly focus on restaurant-level operations while ensuring that we do not sacrifice the quality and experience for which we are known. Our strong average unit volumes and operational focus allow us to manage variable costs and leverage fixed costs. We believe we will continue to grow revenue and system-wide profitability by executing our growth strategy and leveraging the experience of our existing General Managers to drive successful and efficient new restaurant openings. Our investments to enhance and expand our multichannel capabilities and drive a frictionless guest order experience are also expected to further leverage our fixed costs. In addition, we have made and continue to make significant investments at the corporate level, such as the implementation of a new enterprise resource planning system, which we will leverage in the future.
Our Team
Our Team Member base, as of December 31, 2023, consisted of 8,180 Team Members. This included 190 Restaurant Support Center (“RSC”) Team Members, 439 Restaurant Managers, Assistant General Managers, and General Managers, and 7,455 restaurant hourly Team Members in positions such as crew chief, training lead, food production and guest services. We also have 85 hourly Team Members and 11 Managers at our commissaries.
In 2023, Portillo’s was selected for the second year in a row by QSR Magazine as one of the Best Brands to Work For. We believe this reflects our conviction that our people are the Heart of Portillo’s. We attract, hire and develop great people who turn their obsession for our brand into a profession. Our Team Members are passionate about our food, love our guests, and call their teammates “family.” We are proud that Portillo's family is both diverse and inclusive. We strive to foster a sense of individuality, safety, support, belonging and fairness through inclusive practices in talent acquisition, talent management, total rewards and learning and development.
Living our values reinforces the culture we’re proud to have built. It’s why we are passionate about attracting and selecting Team Members who are aligned with our purpose and values, as well as why we established an employee value proposition centered around culture. You can read more about our Team Members and culture beginning on page 33.

2024 Proxy Statement	7

Our Company
Company Highlights(1)

1963 Founded	8,000+ Total Team Members	$679.9M 2023 Revenue(2)	$9.1M 2023 Average Unit Volume(3)(5)	12 New Restaurants Added in Fiscal 2023

$55.4M 2023 Operating Income(2)	8.2% 2023 Operating Income Margin(2)	$24.8M 2023 Net Income(2)	3.7% 2023 Net Income Margin(2)	40 Ft Shorter Production Line for Kitchen ‘23 Model

$165.2M 2023 Restaurant Level Adjusted EBITDA(2)(4)	24.3% 2023 Restaurant-Level Adjusted EBITDA Margin(2)(4)	$102.3M 2023 Adjusted EBITDA(2)(4)	15.0% 2023 Adjusted EBITDA Margin(2)(4)	5.7% Change in Same Restaurant Sales (2)(6)

Our Blueprint for 2024 and Beyond
(1)We use a 52- or 53-week fiscal year ending on the Sunday on or prior to December 31. Fiscal Year 2023 consisted of 53 weeks and Fiscal Year 2022 consisted of 52 weeks. The 53rd week in Fiscal 2023 included Christmas day, resulting in six operating days.
(2)Excludes a restaurant that is owned by C&O Chicago, LLC (“C&O”), of which Portillo’s owns 50% of the equity.
(3)Average of restaurants open at least 24 months (i.e., units opened on 12/26/2022 or earlier for comparison purposes).
(4)Adjusted EBITDA, Adjusted EBITDA Margin, Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are non-GAAP measures. See Appendix for a reconciliation to the most directly comparable financial measure stated in accordance with GAAP.
(5)Includes a restaurant that is owned by C&O, of which Portillo’s owns 50% of the equity.
(6)For fiscal 2023, same-restaurant sales compares the 53 weeks from December 26, 2022 through December 31, 2023 to the 53 weeks from December 27, 2021 through January 1, 2023. In order to compare like-for-like periods for fiscal 2024, same-restaurant sales will compare the 52 weeks from January 1, 2024 through December 29, 2024 to the 52 weeks from January 2, 2023 through December 31, 2023.

8

Our Company
We believe that the strategic initiatives that are critical to our growth and best position us to deliver long-term sustainable value to our shareholders currently fall within our four strategic pillars:
•Run World Class Operations
•Innovate & Amplify the Portillo’s Experience
•Build Restaurants with Industry-Leading Returns
•Take Great Care of Our Teams
Each year, we review our strategic pillars and the related initiatives to ensure that they are still relevant to our business and will position us to make the greatest positive impact on the business. In 2024, these initiatives include:
Run World Class Operations
Flex Our Multi-Channel Muscle We know how important it is to ensure that our guests can get their Portillo’s the way that they want, whether that’s conveniently placing an order through our app for pick up or delivery, zipping through our drive-thrus after a long day or dining in our restaurants with friends and family. We intend to make it even easier and more seamless for our guests to order Portillo’s whenever the cravings hit!
Greatness in Drive-Thru Portillo’s is well-known for its friendly, efficient drive-thrus, which deliver made to order, craveable food at lightning fast speeds. But we’re not content to rest on our laurels. We know that our guests rely on our speedy drive-thrus to make life easier. By continuing to improve the speed and efficiency of our drive-thru operations, we can deliver greater volumes and happier guests.
Unrivaled Value in Fast Casual In today’s economic environment, we know that consumers are more cost-conscious and focused on maximizing value than ever. Maximizing value for our guests is a standard that we apply across our operations, from pricing decisions to quality and sourcing practices. We believe that the meals available to our guests offer better value and greater satisfaction than our competition.
Innovate & Amplify the Portillo’s Experience
Craveable & Fresh for Everyone Our menu has been carefully curated to ensure that we can offer something for everyone. We invest in menu innovation to ensure that we can cater to changing consumer preferences. In the past, we’ve added items like the plant-based Garden Dog, spicy Giardiniera Sauce, and the Rodeo Burger and we recently rolled out two new salads, in part as a response to guest feedback. The Spicy Chicken Chopped Salad and the Chicken Pecan Salad with Bacon have been met with great enthusiasm. Each of these menu items has been carefully crafted to hit the spot using the right combination of flavors and the freshest high-quality ingredients.
Local & Experiential We love our communities; it’s an extension of our Family value. We know that as we expand throughout the country, our success is tied to engaging with and becoming part of each new locality we serve. We will build on our grassroots marketing success to continue growing brand awareness and encourage people to try our food through a variety of voices, content, activations and conversation channels that resonate with our local communities.
Digitally Engage Guests We believe that you can teach an old dog new tricks, and that’s why we’re focused on driving digital engagement with our guests. Whether it’s a seamless ordering experience on our app or interacting with fans (and future fans!) of the brand on social media or during live events, we want to capture the hearts and mindshare of consumers. We are focused on improving our user experience, digital marketing strategy and tech stack to drive meaningful engagement with guests that is every bit as craveable as our food.
Build Restaurants with Industry-Leading Returns
Best-In-Class AUVs Our leading AUVs are our not-so-secret sauce and an important way for us to deliver shareholder value. Maintaining and growing our AUVs is top of mind in everything we do, from evaluating new markets and sites, to controlled openings that wow new guests and keep them coming back again and again, to the operational excellence and brand awareness that converts them into fans for life.
Optimize Capital Investments We have been pleased by the early results of initiatives like Grab & Go retrofits and Kitchen ‘23. However, we also recognize that there are additional opportunities to improve the efficiency and functionality of our restaurants. As we prepare to open our first Restaurants of the Future in H2 2024, we are focused on reducing our footprint and optimizing our kitchens - both layout and equipment - without sacrificing what makes Portillo’s special. We have already begun evolving our Restaurant of the Future model, incorporating early learnings to ensure that our restaurants are best positioned to deliver value to all stakeholders.

2024 Proxy Statement	9

Our Company
Scale Quickly As we shared at Portillo’s Development Day in September 2023, we believe that reaching scale in the markets that we enter creates a sustainable opportunity to maintain and grow our margins. As we consider entering new states, like Georgia, Colorado and Nevada, and expand in existing ones, we are implementing strategies and practices to allow us to reach scale more efficiently and capitalize on the positive margin impact.
Replicable Processes As we began to expand outside of Chicagoland and the Midwest, we realized that some of our traditional practices, including designing unique buildings for each site, did not effectively support our ambitious growth plan. We turned our attention to making the process of building new restaurants easier to replicate and more predictable, while not losing the unique experience that our guests enjoy when dining at their local Portillo’s. We started by standardizing our building plans portfolio, while retaining the carefully selected décor that makes each Portillo’s location unique. We also took a hard look at our internal site selection, approval and construction processes, updating them to ensure that they could support not only restaurant growth, but an increasing growth rate.
Take Great Care of Our Teams
Meaningful Work Environment Portillo’s celebrates a values-driven, people-centered culture. Taking great care of our teams has long been in our DNA. From the earliest days of Portillo’s history, we have recognized that when we take care of our Team Members, they are excited to take the best possible care of our guests. When Team Members feel that their work is meaningful, they enjoy their work, feel more satisfied and deliver better outcomes. Central to our people philosophy is cultivating an environment where every individual feels valued, empowered to share ideas, and actively engaged in their work. We prioritize clarity in expectations and information and equipping our team with the tools and resources essential for performance. We prioritize fun and creating a positive atmosphere in our restaurants. We see our strong culture of Family, Greatness, Energy and Fun as a key differentiator for our brand and firmly believe this is what wins us Team Members and keeps them with us.
Total Rewards That Matter Delivering competitive compensation, benefits, and recognition programs attracts great talent and helps create happy, long-term Team Members. We regularly solicit feedback from Team Members and monitor the labor market to ensure that our Total Rewards program remains competitive and to understand how we can continue to improve it to meet evolving Team Member needs and attract and retain talent. You can read more about our Total Rewards approach on page 35.
Igniting Talents & Careers We hire and train great people who are passionate about our food and can deliver an exceptional experience, converting our guests into lifelong fans. We engage with guests and Team Members in a people-focused culture that espouses greatness as a value, making sure that we are developing our Team Members and helping them achieve their personal and professional goals. From in-person training sessions, to LinkedIn Learning access and development resources, to a variety of coaching programs and restaurant training programs, we strive to create opportunities for our Team Members. Our Ignite program helps to identify talent and prepare them for their next role at Portillo’s, so that they’re ready when an opportunity arises. We also recently made tuition discounts and scholarships available to Team Members and their families to support those interested in obtaining a degree.
Enhanced Digital Workspace Experience Our guests are not the only stakeholders who benefit from an improved digital experience. We know that many of our Team Members are firmly anchored in the digital world and that we can improve their Portillo’s experience via new digital tools. We recently rolled out Portillo’s Connect, a new, user-friendly platform with a mobile app that will allow Team Members to access important information and communications in an intuitive way. We are also piloting an auto-scheduling program that makes it easier for managers to create schedules that optimally balance Team Member availability with restaurant demand and we look forward to rolling out it more broadly later this year.
We are incredibly excited about the positive impact that these initiatives will have on our Company in 2024 and beyond. We continue to monitor industry and macroeconomic trends so that we can evolve our strategy as needed, but we are confident that the initiatives that we’ve identified above are fundamental to our long-term success and worthy of our continued focus and investment.
Our business is subject to certain risks that may materially and adversely affect our ability to achieve our desired outcomes, including the operational and growth objective outlined above. For a more in-depth discussion of such risks, see Item 1A, "Risk Factors" in our most recent 10-K.

10

Voting Roadmap

Proposal 1
Election of Directors
You are being asked to vote for the election of seven Directors, who will serve until the 2025 Annual Meeting of Shareholders. Directors are elected by a plurality vote for a term of one year.

Portillo’s Director Nominees

Name and Principal Occupation	Age*	Director Since	Committees			Board Experience
			AC	N&GC	CC
Michael Osanloo President and Chief Executive Officer, Portillo’s Inc.	58	2018
Ann Bordelon Executive Vice Chancellor for Finance & Administration, University of Arkansas	57	2020
Paulette Dodson Board Member	60	2021
Noah Glass Chief Executive Officer, Olo Inc.	43	2017
Gerard J. Hart President and Chief Executive Officer, Red Robin Gourmet Burgers Inc.	66	2016
Joshua A. Lutzker Managing Director, Berkshire Partners LLC	49	2014
Michael A. Miles Jr. Advisory Director at Berkshire Partners LLC	62	2014
*    As of June 3, 2024 (includes tenure with Portillo’s OpCo)

AC	Audit Committee	Executive Leadership	Finance and Accounting
N&GC	Nominating & Governance Committee	Restaurant Industry Operations	Brand Management/Marketing
CC	Compensation Committee	Multi-Unit Retail Industry Operations	Risk Management
	Chair	Consumer-Packaged Goods Experience	Corporate Governance
	Member	Restaurant Technology Expert	Cybersecurity
Human Capital Management

2024 Proxy Statement	11

Voting Roadmap
Director Diversity of Background
Gender Diversity

29%
of our Directors are women
Board Service

>	71%
Have Prior or Current Public Company Board Service

Age
56 years
Average Age

■	<50 Years
■	50-60 Years
■	>60 Years
Director Tenure
~7 years
Average Tenure

■	0–3 Years
■	4–7 Years
■	8+ Years

The Board of Directors recommends a vote “FOR” each of the Director nominees.	See Page 15

12

Voting Roadmap

Proposal 2	Advisory Vote on Executive Compensation You are being asked to vote for the approval, on an advisory basis, of the compensation for our Named Executive Officers.

Compensation Philosophy
The Company's compensation philosophy prioritizes performance and aims to align executive compensation with shareholders' interests while ensuring that the Company can retain key talent. To achieve this alignment, the Compensation Committee focuses on maintaining market-competitive base salaries and structuring short-term and long-term incentives to heavily reflect Company performance on strategic objectives within market norms. In pursuit of these goals, we implement programs that foster alignment between Team Member interests and Company objectives, cultivating a shared vision of success while mitigating undue risk. Our executive compensation policies and practices include:
•Pay for Performance
•Alignment with Shareholder Interests
•Attracting, Retaining and Engaging Top Talent
•Stock Ownership and Trading Policies
•Health, Retirement and Other Benefits
•Values-Based Ethical Framework
Elements of Executive Compensation

Component	Form of Payout	Performance Rewarded	Calculation
Base Salary	Cash	Provide competitive, fixed compensation to attract and retain executive talent	Calculated based on individual contributions to business outcomes, scope and responsibilities, experience, role changes and market data
Short-Term Incentive (“STI”)	Cash	Drive alignment of interests among executive team and shareholders to achieve key short-term goals and fiscal year Company objectives	•75% - achievement of Company performance target (Adjusted EBITDA in 2023) •25% - achievement of individual performance objectives
Long-Term Incentive (“LTI”)	Equity awards (including restricted stock units (“RSUs”), options, and restricted stock awards (“RSAs”)) with time- and/or performance-based vesting triggers	•Incentivize achievement of longer-term Company objectives •Align executive and shareholder interests •Promote retention	Type and value of awards are determined based on objectives set by the Board, which may include individual contributions, potential future impact, specific performance targets and market benchmarks

The Board of Directors recommends a vote “FOR” this proposal.	See Page 41

2024 Proxy Statement	13

Voting Roadmap

Proposal 3
Advisory Vote on Frequency of
Future Advisory Votes on Executive Compensation
You are being asked to vote on how often shareholders should be asked to provide an advisory vote to approve the compensation of our Named Executive Officers.

After careful consideration of this Proposal, our Board has determined that an advisory vote to approve the compensation of our Named Executive Officers that occurs every year is most appropriate for the Company at this time as it allows our shareholders to provide us with their direct, timely input on our executive compensation program. An annual vote is consistent with the Company’s efforts to engage our shareholders on executive compensation and corporate governance matters.

The Board of Directors recommends a vote for “ONE YEAR” for this proposal	See Page 66

Proposal 4
Ratification of Deloitte & Touche LLP
as Auditors for 2024
You are being asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2024.

After careful consideration of the independence and performance of the Company’s independent registered public accounting firm, the Audit Committee believes that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Consequently, the Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2024.

The Board of Directors recommends a vote “FOR” this proposal	See Page 67

14

Proposal 1	Election of Directors

Our Board of Directors currently has seven members, each of whom was previously elected to a one-year term at our 2023 Annual Meeting. Six of our Directors were appointed to our Board in September 2021 and had previously served on the Board of Directors of Portillo’s OpCo; Ms. Dodson was appointed to the Board in December 2021, when the size of the Board was increased to eight. Richard Lubin, who served as a Director since he was appointed to our Board in September 2021 in connection with our IPO, retired from the Board in October 2023. Following Mr. Lubin’s retirement, the Board began a search for a replacement Director, which is currently underway. At the Annual Meeting, shareholders will only be permitted to consider the nominees below.
Acting upon the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated each of Michael Osanloo, Ann Bordelon, Paulette Dodson, Noah Glass, Gerard J. Hart, Joshua A. Lutzker and Michael A. Miles, Jr. for election to the Board to serve until our 2025 Annual Meeting of Shareholders following their election and until the election and qualification of their respective successors in office or until such Director’s earlier death, resignation or removal. Each of the director nominees has consented to serve if elected, however, if a nominee is unable to serve or will not serve for any reason, the Directors may decide to reduce the size of the Board or the designated proxies will vote for other candidates in accordance with their judgment. We are not aware of any reason the nominees would not be able to serve if elected.
There are no family relationships among our Directors, or between our Directors and executive officers.
Voting Requirement
Directors are elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. This means the seven directors receiving the greatest number of votes cast “FOR” their election will be elected. Because the voting standard requires nominees to win a plurality, any shares not voted “FOR” a nominee, whether such shares are voted to “WITHHOLD” or not voted as a broker non-vote, will not count. Please note, if you are a street name shareholder and do not provide voting instructions to your broker or other nominee, they will not vote your shares on this proposal.
Director Resignation Policy; Failure to Receive Majority Vote
Any nominee for Director in an uncontested election who fails to receive a majority of the votes cast at a shareholder meeting must tender his or her resignation to the Board from the Board and all Committees thereof. Failure to receive the affirmative vote of a majority of votes cast means that the number of “WITHHOLD” votes for a particular nominee exceeds the number of votes “FOR” such nominee (excluding abstentions and broker non-votes). The Nominating and Corporate Governance Committee shall assess the appropriateness of such nominee continuing to serve as a Director and shall recommend to the Board the action to be taken with respect to such tendered resignation. Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. In determining whether or not to recommend that the Board accept any tendered resignation, the Nominating and Corporate Governance Committee will consider all factors believed relevant by its members.
Recommendation of the Board of Directors

The Board recommends a vote “FOR” each of the Director Nominees.

2024 Proxy Statement	15

Proposal 1 Election of Directors
Board Composition
Board Overview
Our Board is currently comprised of seven individuals selected on the basis of numerous criteria, including business experience, industry knowledge and other fields of significant knowledge, good character, sound judgement, integrity and diversity of background. We view the effectiveness of our Board through both individual and collective lenses and believe that our Board is optimized to support and guide the Company.
Director Diversity of Experience
Our director nominees have a diversity of experience and perspective that spans a broad range of industries in the public, private and not-for-profit sectors. They bring to our Board a wide variety of skills, attributes, qualifications and experiences that strengthen the Board’s ability to carry out its oversight role on behalf of our shareholders.
Independence

86%
Independent
Gender Diversity

29%
of our Directors are women
Board Service

>	71%
Have Public Company Board Experience
Age
56 years
Average Age

<50 Years
50-60 Years
>60 Years
Director Tenure
7 years
Average Tenure

0-3 Years
4-7 Years
8+ Years

16

Proposal 1 Election of Directors
Director Skills & Experience Matrix

The skills matrix below highlights certain key skills, qualifications and experiences that are possessed by our director nominees, as well as how these skills support the Company’s strategic pillars. This information is not a complete list of each nominee’s strengths or contributions to the Board. The fact that a director nominee is not designated as having a particular skill does not mean that the nominee would not be able to make a meaningful contribution to the Board’s decision-making or oversight in that area. Additional details on each director nominee’s skills, qualifications and experiences are set forth in their individual biographies.
Strategic Pillars:
Run World Class Operations
Innovate & Amplify the Portillo’s Experience
Build Restaurants with Industry-Leading Returns
Take Great Care of Our Teams

	Strategic Pillars:	Osanloo	Bordelon	Dodson	Glass	Hart	Lutzker	Miles

Executive Leadership Supports Company priorities and objectives. through strategic and operational insight.

Restaurant Industry Operations Important for ensuring best practices and executing initiatives.

Multi-Unit Retail Industry Operations Important as we continue to expand operations while maintaining high quality standards.

Consumer-Packaged Goods Experience Supports oversight of our operations and our strategic plan.

Restaurant Technology Expert Valuable to our plans to scale our business and improve our efficiency.

Human Capital Management Provides effective oversight of our efforts to recruit, retain and develop key talent.

Finance and Accounting Improves oversight of the Company’s financial reporting and internal controls.

Brand Management/Marketing Guides our journey to become a recognized and respected brand and employer of choice.

Risk Management A critical element in the operation and growth of any successful enterprise.

Corporate Governance Will help us implement and maintain best practices as we continue to mature as a public company.

Cybersecurity Allows us to leverage technology while maintaining and improving security.

2024 Proxy Statement	17

Proposal 1 Election of Directors
Board Diversity
Portillo’s is committed to the evolution of the structure and composition of our Board of Directors. We recognize that diversity in age, demographic background, career experience, skills, and thought leadership contribute to robust boardroom dialogues that incorporate a range of perspectives.
The following chart sets forth certain diversity characteristics of our Board:

Board Diversity Matrix
	As of June 27, 2023				As of April 23, 2024
Total Number of Directors	8				7
	Female	Male	Non-Binary	Did Not Disclose Gender	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6			2	5
Part II: Demographic Background
African American or Black	1				1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	6			1	5
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

18

Proposal 1 Election of Directors
Information Regarding the Director Nominees
Our Board of Directors
We have a balanced Board whose members individually possess the leadership and character commensurate with the role of Director, and which collectively possesses the mix of skills necessary to provide appropriate oversight of a company the size and complexity of Portillo’s. Their experience, qualifications and skills have led the Board to determine that each nominee brings unique value to the Company and should continue to serve on the Board.
Biographical information of each of our director nominees is set forth below. The age of each Director is as of June 3, 2024, the date of the Annual Meeting.

Age: 62 Director Since: 2014 Committees: Compensation Public Company Boards: •Western Union (NYSE: WU) •Chair of Compensation Committee •Member of Governance and ESG Committee
Michael A. Miles, Jr. Chairman of the Board Favorite Menu Item: Italian Beef with Hot Peppers and Cheddar

Key Qualifications
	Chief Operating Officer and President of a $25B global retailer and distributor for 10 years	Chief Operating Officer for Pizza Hut for 3 years

Relevant Experience
Michael A. Miles, Jr. is the former Chief Operating Officer and President of Staples, Inc., a $25 billion global office supplies retailer and distributor. He previously served as the interim CEO of Portillo’s from 2014 - 2015 and the Chief Operating Officer of Pizza Hut for YUM Brands. He began his career with Bain & Co. and PepsiCo. Mr. Miles brings experience with multi-unit operations, development and marketing to our Board. He also serves on the board of Western Union (NYSE: WU) where he sits on the governance and ESG committee and chairs the compensation committee. He is an Advisory Director with Berkshire Partners.

Skills

2024 Proxy Statement	19

Proposal 1 Election of Directors

Age: 58 Director Since: 2018 Committees: None Public Company Boards: None
Michael Osanloo President and Chief Executive Officer, Portillo’s Inc. Favorite Menu Item: Italian Beef, dipped with Hot Peppers

Key Qualifications
	As CEO of P.F. Chang’s China Bistro, expanded into the UK, Germany & China	As EVP & President - Grocery at Kraft Heinz, led successful business transformation, resulting in significant share growth

Relevant Experience
Michael Osanloo is the President and Chief Executive Officer at Portillo's where he is responsible for overall brand strategy, business performance and the Company's growth across new states and markets. Mr. Osanloo is a passionate servant leader who has structured the Company in a way that affords every team member the opportunity to grow and be successful. Since joining Portillo's, Mr. Osanloo was named one of 10 business leaders that could change Chicago's business world in 2019 by the Chicago Tribune.
As CEO of P.F. Chang's China Bistro, Inc., Mr. Osanloo oversaw more than 300 restaurants globally and expanded the brand into China, the UK and Germany. Prior to his tenure at P.F. Chang’s, Mr. Osanloo served as Executive Vice President and President of Grocery at Kraft Heinz, and in senior leadership roles at Caesar's Entertainment. Mr. Osanloo also worked at Bain & Company from 1996 to 2005, where he was promoted to Partner.

Skills

Age: 57
Director Since: 2021
Committees: Audit (Chair)
Public Company Boards:
•America’s Car-Mart, Inc.(NASDAQ: CRMT)
•Chair of Audit and Compliance Committee
•Member of Compensation and Human Capital Committee, Nominating and Governance Committee, and Technology and Innovation Committee

Ann Bordelon Executive Vice Chancellor for Finance & Administration, University of Arkansas Favorite Menu Item: Chocolate Cake

Key Qualifications
24 years of Finance & Accounting experience working with public and private companies	Responsibility for overseeing cybersecurity and the Information Technology team at the University of Arkansas

Relevant Experience
Ann Bordelon is the Executive Vice Chancellor for Finance & Administration at the University of Arkansas, a position she accepted in 2020. Prior to that, she served as Chief Financial Officer for Mitchell Communications and NOWDiagnostics. Ms. Bordelon also has nearly 13 years of experience in executive finance roles at Walmart, Inc., including as Chief Audit Executive and Chief Financial Officer of Sam’s Club. She began her career at Ernst & Young. She brings financial expertise to the Board as well as a strong background in multi-unit operations and management. She also serves on the board of America’s Car-Mart, Inc. (Nasdaq: CRMT) where she chairs the audit and compliance committee and is on the compensation and human capital, nominating and governance, and innovation and technology committees. Ms. Bordelon is a certified public accountant.

Skills

20

Proposal 1 Election of Directors

Age: 60
Director Since: 2021
Committees: Audit, Nominating and Corporate Governance
Public Company Boards:
•Bark, Inc. (NYSE: BARK)
•Corporate Governance and Nominating Committee
•Trupanion (Nasdaq: TRUP)
Other Directorships:
•United Way of Metro Chicago (not-for-profit board)
•Better Government Association
•Mather (not-for-profit board)
•Chair of Corporate Governance and Nominating Committee
•Member of Executive / Compensation Committee

Paulette Dodson Board Member Favorite Menu Item: Spicy Chicken Sandwich

Key Qualifications
Extensive experience identifying, managing and mitigating key risks faced by companies	Over 11 years as general counsel to public companies

Relevant Experience
Paulette Dodson is an experienced legal executive who has spent more than 30 years as a trusted advisor to CEOs and the boards of directors of Fortune 500 companies and large privately held companies. She presently serves as an active member of three other Illinois-based organizations: Better Government Association, United Way of Metro Chicago and Mather Lifeways. Ms. Dodson previously served as General Counsel and Corporate Secretary for Alight, a leading cloud-based provider of integrated digital human capital and business solutions, the Senior Vice President, General Counsel and Corporate Secretary for PetSmart Inc. and as Senior Vice President, General Counsel and Corporate Secretary, among other roles, for Sara Lee Corporation.

Skills

Age: 43 Director Since: 2017 Committees: Audit Public Company Boards: •Olo Inc. (NYSE: OLO) Other Directorships: •Share Our Strength (not-for-profit board) •Culinary Institute of America
Noah Glass Chief Executive Officer, Olo Inc. Favorite Menu Item: Garden Dog

Key Qualifications
	Took Olo, Inc. from formation to IPO in less than 10 years	Olo technology enables over 700 brands to process over 2M orders per day

Relevant Experience
Noah Glass is the Chief Executive Officer of Olo Inc. (NYSE: OLO), the restaurant technology company he founded in 2005. Olo provides a technology platform giving cloud-based e-commerce functionality to multi-location restaurant brands. In addition to his unique vantage point on the restaurant sector, Mr. Glass brings experience building and leading a profitable business through its public offering and a strong understanding of information technology. Mr. Glass is also on the board of Share Our Strength, a non-profit focused on ending childhood hunger and a member of the board of trustees of the Culinary Institute of America.

Skills

2024 Proxy Statement	21

Proposal 1 Election of Directors

Age: 66 Director Since: 2016 Committees: Compensation (Chair) Public Company Boards: •Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) Other Directorships: •Blessings in a Backpack (non-profit organization)
Gerard J. Hart President and Chief Executive Officer, Red Robin Gourmet Burgers Inc. Favorite Menu Item: Jumbo Chili Dog with Fries

Key Qualifications
	Demonstrated leadership and “followership” by galvanizing an employee population of 45,000 to help grow Texas Roadhouse from 60 to 450 locations	Substantial CEO experience leading other restaurant concepts

Relevant Experience
Mr. Hart is the President and Chief Executive Officer of Red Robin Gourmet Burgers Inc. (NASDAQ: RRGB), drawing upon approximately 40 years in the restaurant industry to drive long-term shareholder value. Before joining Red Robin, Mr. Hart served as the Chief Executive Officer of Torchy’s Tacos, a high-growth, fast-casual restaurant chain from 2018 to 2021, and served as the Chief Executive Officer of California Pizza Kitchen from 2011 to 2018. Prior to that, Mr. Hart served as the Chief Executive Officer of Texas Roadhouse, where he led the expansion of its operations from 60 to 450 locations, including two international markets.

Skills

Age: 49
Director Since: 2014
Committees: Nominating and Corporate Governance (Chair), Compensation
Public Company Boards: None
Other Directorships:
•National Carwash Solutions
•SRS Distribution
•Boston Symphony Orchestra (not-for-profit board)

Joshua A. Lutzker Managing Director, Berkshire Partners LLC Favorite Menu Item: Jumbo Chili Dog with Fries

Key Qualifications
Decades of experience leveraging brand power to accelerate the growth of consumer-facing companies	Co-leads the Consumer practice at Berkshire

Relevant Experience
Joshua A. Lutzker is a Managing Director at Berkshire Partners LLC. Mr. Lutzker co-leads the Consumer practice at Berkshire and has served on the boards of Aritzia (the women’s fashion retailer), Mielle Organics, National Carwash Solutions and SRS Distribution (a roofing distributor), among others. Mr. Lutzker brings experience building brands and companies in the consumer space. He also serves on the board of the Boston Symphony Orchestra.

Skills

22

Proposal 1 Election of Directors
Director Independence
Our Nominating and Corporate Governance Committee evaluates our relationships with each Director and nominee and makes a recommendation to our Board as to whether to make an affirmative determination that such Director or nominee is independent. Our Board has affirmatively determined that each of Mr. Miles, Ms. Bordelon, Ms. Dodson, Mr. Glass, Mr. Hart, and Mr. Lutzker - or all of our Directors other than our CEO - is an independent Director under the applicable Nasdaq rules. Additionally, the Board reviewed the additional Nasdaq independence considerations for Compensation Committee members and determined that each of Messrs. Hart, Lutzker and Miles is independent for the purposes of serving on the Compensation Committee. The Board has also affirmatively determined that each of Mses. Bordelon and Dodson and Mr. Glass meets the definition of “independent directors” for the purpose of serving on the Audit Committee under applicable Nasdaq rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Director Nomination Process
Nomination Considerations
Each year, as noted in the Company’s Corporate Governance Guidelines, the Board proposes a slate of director nominees for election by shareholders at the Annual Meeting. The Board has delegated the process of finding and screening potential director candidates to the Nominating and Corporate Governance Committee. In order to develop the best slate of candidates, the Committee relies on a variety of sources, including third party organizations, director recruitment firms and stakeholder recommendations. In 2023, no fees were paid by the Board or Company in connection with any director search. The Nominating and Corporate Governance Committee screens potential director nominees, including any that are recommended by shareholders, against the then-current Board service criteria. All recommendations, regardless of their source, go through the same review process. After reviewing a candidate’s curriculum vitae and recommendations, members of the Nominating and Corporate Governance Committee, the Chairman of the Board and the CEO may conduct interviews with promising candidates to develop a more comprehensive picture of the candidate’s potential contributions to our Board. Candidates that are approved by the Nominating and Corporate Governance Committee are then submitted to the Board for discussion and, where appropriate, appointment to the Board or nomination for election by our shareholders.

In identifying and screening director candidates, the Nominating and Corporate Governance Committee considers whether the candidates clearly satisfy the criteria for service on our Board, as approved by the Board, which include:

Integrity	Objectivity	Independence	Sound Judgment	Leadership	Courage

Diversity of Experience
As noted above and in the Company’s Corporate Governance Guidelines, the Board recognizes and embraces the benefits of having a diverse membership. In evaluating the Board’s composition, the Nominating and Corporate Governance Committee will consider diversity among other relevant considerations, including, but not limited to:

•Professional Experience
•Public Company Exposure
•Industry Experience
•Skills & Knowledge
•Race
•Gender
•Ethnicity
•Cultural and Educational Background
•Age
•Sexual Orientation
•Length of Service
The Nominating and Corporate Governance Committee is responsible for periodically reviewing with the Board the appropriate criteria for Board membership (including experience, qualifications, attributes, skills and other characteristics) in the context of the Board’s current composition and needs in light of the Company’s circumstances. The Board does not presently impose age or term limits, but may adopt such limits if it deems them appropriate.

2024 Proxy Statement	23

Proposal 1 Election of Directors
Commitment and Limits on Other Activities
Because of the time commitment associated with Board service, Directors are expected to limit the number of public company boards on which they serve to between three and five (including the Company’s Board), with the lower limit applying to Directors who are executive officers of the Company or at any other public company. Directors must advise the Chair of the Board in advance of accepting an invitation to serve on another board.
Change in Principal Occupation
If a Director’s principal occupation or business association changes from the position the Director originally held when invited to join the Board, the Director shall promptly submit to the Chair of the Nominating and Corporate Governance Committee an offer to resign. The Nominating and Corporate Governance Committee will review whether it would be appropriate for the Director to continue serving on the Board and recommend to the Board whether, in light of the circumstances, the Board should accept the proposed resignation or request that the Director continue to serve. Directors are also expected to inform the Chair of the Nominating and Corporate Governance Committee and the General Counsel of other events that could reasonably be perceived to be relevant to consideration about ongoing independence or that could otherwise impact the Director’s service to the Board.
Shareholder Nominations
The Nominating and Corporate Governance Committee values the input of shareholders in identifying prospective Director candidates. The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by shareholders using the same criteria it applies to recommendations from the Committee, Directors and members of management. This criteria is described in the Nominating and Corporate Governance Committee charter, the Company’s Corporate Governance Guidelines and in this Proxy Statement and may evolve over time to best meet the current needs of the Company. Shareholders may submit recommendations by providing the person’s name and appropriate background and biographical information in writing to the attention of the Nominating and Corporate Governance Committee at 2001 Spring Road, Suite 400, Oak Brook, Illinois 60523. Invitations to serve as a nominee are extended by the Board via the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee.
If shareholders wish to directly nominate a candidate, they may do so by following the instructions and deadlines set forth in the “Shareholder Proposals” section.

24

Corporate Governance
Board and Committee Structure
Role of the Board
The role of the Board is to manage and direct the affairs of the Company to promote and further the interests of all stakeholders in the long-term health and overall success of the business. The Board generally fulfills its role (directly or by delegating certain responsibilities to its Committees) by:
•Providing guidance to the CEO and other executives
•Selecting, evaluating and setting the compensation of the CEO and other executive officers
•Planning for CEO succession and guiding and overseeing the development of management
•Reviewing and approving strategic plans and providing guidance to management in formulating corporate strategy
•Reviewing and approving the Company’s financial objectives and major corporate initiatives
•Designing governance structures and practices to position the Board to fulfill its duties effectively and efficiently
•Overseeing risk management, internal and external audit processes, financial reporting, and disclosure controls and procedures
•Reviewing and overseeing the Company’s strategic plans, objectives and risks relating to sustainability, environmental, social and governance matters
•Reviewing major changes in accounting principles and practices
•Overseeing compliance and reinforcing the ethical culture of the Company
•Performing such other functions as the Board believes to be appropriate or necessary
Leadership Structure of the Board
The positions of Chairman of the Board and Chief Executive Officer are presently separated. Our bylaws and Corporate Governance Guidelines, which do not require that our Chairman and Chief Executive Officer positions be separate, allow our Board to determine the leadership structure that is appropriate for us at any given time, taking into account the dynamic demands of our business, our senior executive personnel, and other factors. The Board does not have a fixed policy regarding the separation of the offices of Chairman of the Board and CEO, and believes that it should maintain the flexibility to select the Chair and adjust its leadership structure, from time to time, based on the criteria that it deems in the best interests of the Company and its shareholders. We believe the present separation between the Chair and the Chief Executive Officer best serves the Company’s present needs because it allows our Chief Executive Officer to focus on day-to-day operations, while allowing the Chairman of the Board to guide the Board as it provides advice to and independent oversight of management.
Chairman of the Board responsibilities:
•Presides at all meetings of shareholders and chairs all meetings of the Board of Directors
•Can call special meetings of the Board
•Together with the CEO, establishes the agenda for each Board meeting
•Performs other duties as required by law or specified by the Board
When the Chair and the Chief Executive Officer are the same individual, or when the Chair otherwise does not qualify as an independent Director, the independent Directors may select from among the independent Directors a lead independent Director with such responsibilities as determined by the Board.
The Board has determined that Mr. Miles is qualified to serve in the Chair role because of his substantial experience leading a global retailer and distributor, operational leadership experience in restaurant industry, public company board experience, and experience advising other companies, especially related to multi-unit operations, development, and marketing.

2024 Proxy Statement	25

Corporate Governance
Committee Structure
The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each Committee’s governing charter is available on our investor relations website (http://investors.portillos.com). Shareholders may also obtain a copy of any charter by writing to the Corporate Secretary at the address set forth under “2023 Annual Report and SEC Filings” below.
As of April 23, 2024, the membership of each Committee was as follows:

Name	Audit	Compensation	Nominating and Corporate Governance
Ann Bordelon	Chair
Paulette Dodson
Noah Glass
Gerard J. Hart		Chair
Joshua A. Lutzker			Chair
Michael A. Miles, Jr.

Audit Committee

Members: Ann Bordelon (Chair), Noah Glass and Paulette Dodson Meetings held in 2023: 8
Qualifications and 2023 Highlights
•Ms. Bordelon and Mr. Glass each qualify as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d) of Regulation S-K.
•Each of Ms. Bordelon, Mr. Glass and Ms. Dodson qualifies as an independent director for the purposes of serving on the Audit Committee under applicable Nasdaq rules and Rule 10A-3 under the Exchange Act.
•In 2023, among other accomplishments, the Audit Committee oversaw the review of the Company’s business interruption analysis project and development of disruption mitigation plans.
Purpose and Responsibilities
The primary purpose of our Audit Committee under the Committee’s charter is to assist with the Board’s oversight of:
•audits of our financial statements;
•the integrity of our financial statements;
•our process relating to risk management and the soundness of our systems of internal control over financial reporting and disclosure controls and procedures;
•the qualifications, engagement, compensation, independence and performance of our independent auditor; and
•the performance of our internal audit function.

2024 Priorities

•ERP Implementation •Cybersecurity •Artificial Intelligence •Enterprise Risk Management Process

26

Corporate Governance

Compensation Committee

Members: Gerard J. Hart (Chair), Michael A. Miles Jr., and Joshua A. Lutzker Meetings held in 2023: 4
Qualifications and 2023 Highlights
•Each of Messrs. Hart, Miles and Lutzker qualifies as an independent director for the purposes of serving on the Compensation Committee under applicable Nasdaq and SEC rules.
•Neither Mr. Miles nor Mr. Lutzker qualifies as a “non-employee director” as defined under Rule 16b-3 promulgated under the Exchange Act and, therefore, the full Board will approve all equity awards granted to directors and officers of the Company for so long as they are members of the Compensation Committee, unless the Compensation Committee delegates such authority to a subcommittee in accordance with applicable law and its authority under its charter.
•In 2023, among other accomplishments, the Compensation Committee benchmarked Short-Term Incentive practices and restructured our STI Program to ensure continued alignment between the interests of our shareholders, the Company, and our Team Members.
Purpose and Responsibilities
The primary purpose of our Compensation Committee under the Committee’s charter is to assist the Board in overseeing our employee compensation structure policies and practices, including:
•reviewing, approving and recommending to the Board the executive officer compensation arrangements, plans, policies and programs; and
•reviewing, approving and recommending to the Board executive bonus plans or programs and equity-based compensation plans.

2024 Priorities

•Long-Term Incentive Program •Long-term and Emergency Succession Planning •Benefit Plan Review

Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee as of December 31, 2023 were Messrs. Hart, Miles, and Lutzker. Mr. Miles previously served as the interim Chief Executive Officer of the Company from 2014 to 2015. Richard Lubin served on the Compensation Committee during the 2023 Fiscal Year until his retirement from the Board in October 2023. During 2023, none of our executive officers served (i) as a member of the Compensation Committee or board of directors of another entity, one of whose executive officers served on our Compensation Committee, or (ii) as a member of the Compensation Committee of another entity, one of whose executive officers served on our Board.

2024 Proxy Statement	27

Corporate Governance

Nominating and Corporate Governance Committee

Members: Joshua A. Lutzker (Chair), Paulette Dodson and Michael A. Miles Jr. Meetings held in 2023: 5
Key Qualifications and 2023 Highlights
•The members of the Nominating and Corporate Governance Committee reflect a deep bench of governance experience and perspectives, including a former executive for several well-known brands (Mr. Miles), an experienced public company general counsel (Ms. Dodson) and a seasoned private equity leader (Mr. Lutzker).
•Each of Messrs. Miles and Lutzker and Ms. Dodson qualifies as an independent director for the purposes of serving on the Nominating and Corporate Governance Committee under applicable Nasdaq and SEC rules.
•In 2023, among other accomplishments, the Committee updated the corporate governance guidelines around director resignations, reviewed and updated the Company’s strategy regarding shareholder engagement, and revamped the self-evaluation process.
Purpose and Responsibilities
The primary purposes of our Nominating and Corporate Governance Committee is to recommend candidates for appointment to the Board and to oversee and provide guidance regarding the corporate governance guidelines of the Company, including:
•identifying and screening individuals qualified to serve as directors;
•recommending to the Board candidates for nomination for election or reelection at the Annual Meeting of shareholders or to fill Board and committee vacancies;
•recommending to the Board the structure and membership of Board committees;
•developing, reviewing, and making recommendations to the Board regarding the Company’s corporate governance guidelines;
•monitoring governance trends and shareholder feedback;
•coordinating and overseeing the annual self-evaluation of the Board and its committees; and
•reviewing on a regular basis the overall corporate governance of the Company and recommending changes for approval by the Board where appropriate.

2024 Priorities

•Identify Director Candidates •Director Onboarding Program •Continued Education for Directors

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Corporate Governance
Board Engagement
Meetings and Attendance
The Board held six meetings in 2023. Each Director attended at least 75% of the aggregate meetings of the Board and any Committees of which he or she was a member during the time on which they served as a member of the Board and such Committees in 2023.
The Company’s Directors recognize their obligation individually and collectively to remain actively engaged and to be properly informed. Directors are expected to devote sufficient time and attention to prepare for, attend, and participate in Board and Committee meetings, including the advance review of circulated materials, and active participation in Board and Committee discussions. The Directors also recognize that candor and avoidance of conflicts in fact and in perception (or in circumstances where conflicts are unavoidable or related person transactions are in the interests of the Company, the appropriate handling those of conflicts) are hallmarks of accountability owed to the Company and its shareholders.
Executive Sessions
The non-management Directors meet regularly in executive session without members of management present, including before or after Board and Committee meetings. If any of the non-management Directors do not qualify as an “independent director”, at least once a year an additional executive session is held, attended only by independent Directors. The executive sessions are conducted in connection with both Board and Committee members and may have such agendas and procedures as are determined by the attending Directors, as applicable. Authority in such sessions to act on behalf of the Company or the Board on any matters requires an express delegation of authority by the Board.
Board and Committee Self-Evaluations
Our Board conducts an annual performance self-evaluation to conduct a deeper dive into how effectively the Board and its Committees are functioning and to identify areas of opportunity to optimize the value they bring. This best practice is built into each of the Committee charters, with primary responsibility for the evaluations delegated to the Nominating and Corporate Governance Committee. The evaluation solicits feedback on organizational issues, Board functions, business strategy and financial matters, Board structure and meeting administration. The results of the self-evaluation are reviewed by the Chair of the Board and the Chairs of each Committee, who discuss the results in advance of broader discussion amongst the Board and each Committee. As a result of the most recent Board and Committee self-evaluations, the Board and Committees identified a handful of areas of focus and action items, which were incorporated into 2024 Board and Committee agendas. The evaluation process is updated each year as needed to reflect evolving governance best practices and to put the correct emphasis on areas of opportunity.

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Corporate Governance
Beyond the Boardroom
The commitment of our Directors extends well beyond preparation for, and participation at, regularly scheduled Board meetings. Engagement outside of Board meetings provides our Directors with additional insight into our business and our industry, and gives them valuable perspectives on the performance of our Company, the Board, our CEO and other members of senior management, and on the Company’s strategic direction.

Director Orientation	Access to Management	Shareholder Engagement

Following feedback from the most recent self-evaluations, the Nominating and Corporate Governance Committee is rolling out a new Director onboarding program, which will include an immersive introduction to the Company, meetings with fellow Directors (including an “onboarding buddy”), and a detailed reference guide.

All Directors have full and free access to management during and outside of regularly scheduled meetings. In response to feedback from the most recent self-evaluations, additional steps have been taken to ensure that our Directors and management team continue to build strong relationships and maintain an open dialogue.

In addition to receiving regular updates on shareholder engagement, our Board and the Nominating and Corporate Governance Committee takes an active role in reviewing and overseeing our shareholder engagement strategy.

Periodic Briefings from Management	Continuing Education	Site Visits

Our management team provides our Board with regular business updates and periodic updates on major business developments, milestones, and important internal initiatives to keep the Board informed between regularly scheduled meetings on matters that are significant to our Company and industry.

Directors are encouraged to attend Director development programs and conferences that relate to Director duties, corporate governance topics or to other issues relevant to the work of the Board. We periodically bring in outside experts to speak to the Board on timely topics, such as cybersecurity.

We conduct at least one off-site meeting each year so that Directors are able to visit new sites and restaurants and can better evaluate the Company’s strategic initiatives. In 2023, the Board visited restaurants and sites in our Dallas market, which was at the forefront of our strategic growth last year.

Key Areas of Board Oversight
Company Strategy
Planning and oversight of the Company’s business and development strategy are key responsibilities of the Board and a critical part of delivering long-term, sustainable value to our shareholders. The Board believes that overseeing and monitoring the Company’s execution of strategic initiatives is a continuous process and it takes a multi-step approach in exercising its responsibilities. Our entire Board discusses the strategic priorities of the Company, taking into consideration broader economic, consumer and other significant trends, as well as changes in the food industry and regulatory initiatives. The Committees then focus on specific matters within their delegation of authority to ensure that all matters material to our business receive the necessary attention.
To monitor performance against the Company’s strategic goals, the Board receives regular updates and actively engages in dialogue with our Company’s senior leaders, who are responsible for the day-to-day execution of strategic initiatives. The Board’s discussions are enhanced with first-hand experiences, such as visits to specific markets and interaction with key restaurants and Team Members, which provide Directors an opportunity to see strategic execution firsthand.

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Corporate Governance
Risk Oversight
Risk oversight is handled through our Board of Directors as a whole and through those Committees to which the Board delegates oversight of risks related to their particular areas of responsibility.

Board of Directors

Our Board of Directors is responsible for:
•overseeing our risk management process
•evaluating general risk management strategy, particularly in light of the most significant risks facing Portillo’s
•overseeing management’s implementation of risk mitigation strategies
•monitoring and assessing ongoing strategic risk exposure
Our Board of Directors is apprised of particular risk management matters through Committee and management reports during Board meetings and more frequently as warranted in connection with its general oversight and approval of corporate matters and significant transactions.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Our Audit Committee is responsible for:
•overseeing major financial risk exposures and the steps taken by management to monitor and control these exposures.
•overseeing our enterprise risk management initiatives, including cybersecurity and technology risks, and risks of fraud.
•overseeing the performance of our internal audit function including review of any related-party transactions.

Our Compensation Committee is responsible for:
•overseeing risks related to the Company’s human capital management practices, including recruitment and retention.
•assessing and monitoring whether any of our compensation policies and programs has the potential to encourage unnecessary risk taking.
Our Nominating and Corporate Governance Committee is responsible for: •overseeing risks associated with environmental, social and governance matters and diversity, equity and inclusion.

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Corporate Governance

Oversight of Financial Risk
The Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management team has taken to monitor and control these exposures. The Committee also oversees the performance of our internal audit function and considers and approves or disapproves of any related-party transactions.

Oversight of Compensation Risk
The Compensation Committee assists the Board in its oversight of compensation risk through review of compensation policies and practices for all Team Members, including our NEOs, and has helped to ensure that our compensation programs are not reasonably likely to cause behaviors that could create undue risks for our Company.

Oversight of Enterprise Risk Management
The Audit Committee assists the Board in its oversight of enterprise risk management through its oversight of the Company’s enterprise risk management evaluations and strategies undertaken to mitigate such risks, including the development of incident response and business interruption plans.

Oversight of Cybersecurity Risks
The Audit Committee assists the Board in the oversight of cybersecurity and other technology risks, discusses cybersecurity risk mitigation and incident management procedures with management, and reviews applicable cybersecurity laws, regulations and standards, status of projects to strengthen internal cybersecurity, the evolving threat environment, vulnerability assessments, specific cybersecurity incidents and management’s strategy to detect, monitor, and prevent cybersecurity threats.

Oversight of ESG Risks
The Nominating and Corporate Governance Committee assists the Board in its oversight of the Company’s practices, policies, procedures, strategies and initiatives relating to sustainability (including environmental, supply chain and food safety issues) and corporate governance.

Oversight of Human Capital Management Risks	The Compensation Committee assists the Board in its oversight of the Company’s human capital management initiatives, including recruitment and retention of Team Members, and total rewards in the form of compensation and benefits offered to Team Members across the Company.

While the Board and Committees oversee risk management strategy, management is tasked with executing that strategy. Management works with the appropriate cross-functional teams to assess, monitor and mitigate material risks. In 2023, these efforts included a detailed, cross-functional analysis, led by the risk management function, of potential business interruption risks and impacts and the development of department-specific and Company-wide business disruption mitigation plans.
Portillo’s For Good
As part of our commitment to delivering value to all of our stakeholders, we recognize the importance of being thoughtful and deliberate about how we impact the environment and society, as well as how we enhance our corporate governance practices. We are proud of the steps that we’ve taken to support our people and communities, improve our sourcing and sustainability practices and strengthen our corporate governance. For additional information, see www.portillos.com/good.

People & Community	Sourcing & Sustainability Initiatives	Corporate Governance

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Corporate Governance
People & Community
Taking Care of Our Teams
We believe that people are the Heart of Portillo’s. We know that if we take care of our Team Members, they will take care of our guests. Our Team Members put our Company values into practice every day to nurture and grow our people-forward culture and bring our brand to life for other Team Members, guests and other stakeholders. We are proud to have a people-centric culture powered by working together to create a fun, energetic atmosphere while living our values:

Family	We work together to make everyone feel at home, and we step up when someone needs help.	Greatness	We are obsessed with being the best and work hard to continuously improve. Our greatness is rooted in Quality, Service, Attitude and Cleanliness (“QSAC”).

•Raised over $300,000 for the Heart of Portillo’s Team Members’ assistance fund in 2023 and awarded 60 grants
•Cultivated local ownership and execution of activities designed to increase Team Member engagement

•Graduated 36 waves across 5 levels of our Ignite leadership program for personal and professional development
•Offered CliftonStrengths assessment with peer coaching to identify, understand and develop strengths

Energy	We move with urgency and passion, while maintaining attention to detail.	Fun	We entertain our guests, we connect authentically, and we make each other smile.

•Annual General Manager Summit to motivate, inspire, and celebrate our most energetic restaurant leaders and highest performers
•Enhanced suite of benefits based on Team Member feedback, including a new medical insurance tier for single parents, lower premiums for the second year in a row, commuter benefits and a new employee assistance program

•Continued our Company picnic tradition, bringing Team Members together
•Annual Frost for the Fund competition, where Team Members compete to see who can frost our delicious cakes the fastest and raise money for the Heart of Portillo’s Fund

VALUES-DRIVEN, PEOPLE-CENTRIC CULTURE
DOING THE RIGHT THING FOR OUR PEOPLE
People-Centric, Values-Driven Approach
Our Team Members are what set Portillo’s apart from other brands. Portillo’s isn’t just a job – our teams are passionate about our menu, our guests, and their fellow Team Members. By working together as One Portillo’s, we foster a sense of individuality, safety, support, belonging and fairness across our practices, from talent acquisition and talent management, to total rewards and development.

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Corporate Governance
Our people-centric culture is anchored on our values of Family, Greatness, Energy, and Fun. It’s why we are committed to attracting and selecting Team Members who are aligned with our purpose and values, and why we established an employee value proposition centered around our unique culture. It’s also why our Team Members are our best brand ambassadors and why we’ve seen such success with our referral program. Our culture results in top quartile retention of management and hourly Team Members in the industry.
Family: We work together to make everyone feel at home, and we step up when someone needs help.
At Portillo’s, we embrace diversity, equity, inclusion and belonging through our core values of Family, Greatness, Energy and Fun. These values are engrained in everything we do as a company, such as assisting our Team Members who need help though the Heart of Portillo’s Fund, and they guide how we support our Portillo’s family.
Our success as a company and a desirable employer requires that our Team Members feel confident and safe sharing their ideas and feedback. In 2023, we continued to use Gallup’s EverEngaged survey to track Team Member engagement and identify opportunities for improvement. We’re proud that our overall engagement increased again in 2023. We also continue to hold roundtable discussions with Team Members and stay interviews with leaders to gain insights into ways we can continue to cultivate an energizing, collaborative work environment.
Greatness: We are obsessed with being the best and work hard to continuously improve. Our greatness is rooted in Quality, Service, Attitude and Cleanliness (“QSAC”).
A significant part of taking care of our Team Members is making sure that we invest in developing their talents. We have a number of initiatives in place to promote continuing education and career development. Our quarterly career interest days in all markets allow interested Team Members to learn about opportunities within the Company and how to apply for available positions and career development programs. Team Members work with their managers to build individual development plans to make sure they cultivate the skills, knowledge and experience to support their career ambitions. The Company also hosts a variety of development programs each calendar year and holds bi-annual talent and succession planning meetings to make sure that Team Members do not miss career planning and development opportunities.
Portillo’s is incredibly proud of its Ignite Development program, which has created a steady pipeline of home-grown talent. The Portillo's Ignite program promotes lifelong memories by transforming a learning program into an immersive and wholesome experience. With learning activities designed to ignite the potential within our Team Members, these sought out programs are for individuals who have applied and been selected to participate. Covering a wide range of topics, including job-specific skills, leadership development and essential life skills, these programs provide a supportive family environment infusing greatness, energy and fun into learning and growth. Delivered cohort-style and through a combination of interactive workshops, hands-on-training and in-person leadership sessions, participants develop confidence in their inner greatness, enhancing not only their current performance, but also preparing them for future career advancements within the Portillo's family. With Ignite, we're not just developing skills; we're fostering a sense of belonging and camaraderie within our Portillo's family that drives self-discovery, empowerment and endless possibilities.
Team Members at the Crew Chief and more senior levels of management who are interested in self-directed learning and development can used LinkedIn Learning to pursue a training curriculum that is tailored to their needs. We also provide a development menu which includes a list of LinkedIn Learning courses that focus on the leadership traits that we have identified as critical to individual and team success at Portillo’s. Team Members take a strengths assessment and may take advantage of peer coaching to further develop their strengths and manage weaker areas. Team Members in leadership roles may also participate in our Better Up Coaching program to help improve their leadership development and people management skills and take advantage of opportunities for personal growth. To ensure that Team Members can make time for personal development and focused work, we have continued our “no meeting” policy for Friday afternoons.
Energy: We move with urgency and passion, while maintaining attention to detail.
We know that our Team Members work quickly and passionately every day and we aim to bring that same urgency to the way that we support our Team Members in all roles and locations. We pay careful attention to the wages, benefits and programs available to Team Members to make sure that what we offer is competitive and relevant to Team Members and their families and has the intended impact.

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Corporate Governance
Our Board and Committees provide oversight on certain human capital programs. The Compensation Committee, with input from management and a third-party compensation consultant who provides benchmarked data, has responsibility for administering and approving compensation, including our incentive and equity-based plans for executive officers. We discuss talent and succession plans annually for key positions and levels including the executive team. Our Management Team is tasked with developing and executing our day-to-day strategy and regularly reviews market conditions and internal feedback to make sure that Portillo’s remains an employer of choice. When we identify opportunities, we take action quickly. In 2023, we added a healthcare plan that supported single parents and their children, offering the same great services at a lower price point, a new commuter benefit, and an employee assistance program.
Fun: We entertain our guests, we connect authentically, and we make each other smile.
We know that work is not always synonymous with fun, but we want Team Members to enjoy coming to work. This means making sure that Team Members feel empowered and heard and that we’re responsive to the realities and challenges our Team Members may face.
We also recognize the importance of work-life flexibility for our Team Members, and support a flexible work environment. We continue to hear positive feedback around our flexible scheduling approach, which has enabled our hourly Team Members to align their work schedule with their personal schedule, as well as submit schedules, trade shifts and submit all time-off requests in way that makes scheduling easier for all parties involved. Team Members at our RSC still have the option to follow a hybrid schedule, subject to business needs and alignment with their managers. During the summer, subject to individual and team needs, Team Members may also take Friday afternoons off to get a head start on the weekend.
We look for opportunities to bring Team Members together to celebrate successes and nurture our culture. Quarterly, we hold engagement-focused RSC culture weeks to bring the team together in person for connecting, recognition and development. In August 2023, we came together for a beloved tradition, the RSC picnic, where Team Members met one another’s families, played fun games and, of course, ate delicious food. We also look forward to celebrating Team Members’ milestone anniversaries at special anniversary dinners.
Total Rewards
The physical, financial, and mental well-being of our Team Members remains our top priority, and we continue to invest in their whole success. We believe in a total rewards philosophy of providing top quartile pay in our restaurants, especially across our leadership positions. We remain focused on compensating our Team Members fairly and equally across gender and race/ethnicity. This commitment is evidenced by our investment in our compensation packages and robust suite of benefit offerings.
Our Employee Stock Purchase Plan (“ESPP”), internally referred to as “Beef Stock,” allows eligible Team Members to contribute up to 15% of their gross base earnings for purchases under the ESPP through regular payroll deductions, subject to an annual maximum dollar amount. Approximately 164 Team Members enrolled in one or more ESPP periods and 2023 participants purchased 29,808 shares. In addition to our Beef Stock program, all newly hired or promoted General Managers become eligible to receive awards under our long-term equity incentive plan. In 2023, many of our leaders will receive annual grants, providing our team with opportunities to own shares, which supports retention of key Team Members and ensures that our goals are aligned.

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Corporate Governance
Our Community Impact
With a strong commitment to our value of Family, it’s no surprise that our teams are passionate about supporting the communities in which we live and operate. We maintain a number of initiatives that allow us to support great causes and organizations and make it possible for us to partner with guests to support the causes that mean the most to them as well.

•Fundraisers - We partner with local organizations to raise money within our communities by hosting fundraisers, during which 20% of all purchases inside the restaurant goes back to the organization. In 2023, we hosted 1,315 fundraisers and raised over $245,000 through these efforts.
•In-Kind Donations - We are dedicated to giving back to local communities and organizations through event donations such as food and gift cards for silent auctions, raffles and fundraisers. We donated $34,511 in gift cards in 2023.
•Heart Shaped Cakes - We donate a portion of all Heart Shaped Cakes sold for Valentine's Day and Mother's Day through national partnerships. In 2023, we donated to Share Our Strength and its No Kid Hungry campaign.
•New Restaurant Openings & Sneak Peek Meals - When we open new restaurants, we raise money for local organizations through our sneak peek meals and donate food from our team trainings to local hospitals and first responders. For our openings in 2023, we partnered with 24 organizations and, in addition to donating food, we donated $120,000 to local community non-profits.

•Unexpected Times of Need - When our local communities face unfortunate events such hurricanes, fires, tornados or other disasters, Portillo’s Team Members step up and offer support by volunteering time and donating Portillo’s food to families affected by these life-altering situations that are beyond their control. Last year, we held a fundraiser to benefit the Alligator & Wildlife Discovery Center in Madeira Beach, Florida after a fire damaged its building.
•Kids’ "Reading (and Good Grades) Takes the Cake" Program - This program promotes academic achievement in our communities. Teachers can partner with Portillo’s in this complimentary program to reward reading achievements and good grades with a certificate or bookmark and a coupon for a free slice of chocolate cake. In 2023, we shipped out over 115,000 of these student reward packages.
•Heart of Portillo’s Fund - In June 2020, Portillo’s launched The Heart of Portillo’s Fund (“HOP”), a 501(c)3 dedicated to supporting our Team Members facing financial hardships. In 2023, the fund raised over $300,000 to provide emergency assistance to Team Members and awarded 60 grants.

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Corporate Governance
Sourcing and Sustainability Initiatives
We remain committed to excellence when it comes to food quality, using only ingredients that meet our stringent standards and specifications. We partner with a variety of companies that are similarly aligned with producing and providing high quality products, each of whom goes through a comprehensive evaluation process to ensure our standards and expectations are met on a continual basis. This facilitates real-time performance assessments to identify any potential gaps in food safety or quality and implement corrective measures where required. Further, our relationships with our suppliers and distribution partners are governed by a code of conduct to ensure that all parties are conducting themselves in a responsible, ethical way.
We have taken a thoughtful look at our supply chain and operations to identify opportunities to embrace being environmentally friendly in ways that make a difference to our guests, Team Members and shareholders every day. In 2023, we continued to identify opportunities to improve sustainability and decrease waste in our packaging, including swapping out our Styrofoam soft drink cups for paper ones, switching our rib boxes to natural, recyclable ones and exchanging our gravy buckets for bags. We continued to build on opportunities to limit food waste, including donating food prepared during trainings and partnering with suppliers.
Corporate Governance
At Portillo’s, everyone from our Team Members to our management team to our Directors is committed to the ethical operation of our business. We are committed to managing the risks, opportunities, and responsibilities that arise from ESG matters. Our Nominating and Corporate Governance Committee oversees and reviews the Company’s strategic plans, objectives and risks related to sustainability and ESG matters, including monitoring changes to the governance landscape and tracking other developments and making recommendations to the Board accordingly.
Our website is located at www.portillos.com, and our investor relations website is located at http://investors.portillos.com. We are subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements and other information with the SEC. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements, statements of changes in beneficial ownership and amendments to those reports are available for free on our investor relations website as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC.
Availability of Corporate Governance Documents

Audit Committee Charter	Compensation Committee Charter	Nominating and Corporate Governance Committee Charter	Corporate Governance Guidelines	Code of Business Conduct

investors.portillos.com/corporate-governance/governance-overview
Code of Business Conduct
Our Code of Business Conduct applies to our Directors, officers and Team Members. A copy of the code is available on our website, investors.portillos.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq Stock Market listing standards concerning any amendments to, or waivers from, any provision of the code, including any waiver of the Company’s Code of Conduct involving an executive officer or Director.

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Corporate Governance
Executive Succession Planning
The Board oversees the succession planning process for the senior executive team and the Company’s program for management development. The Board annually reviews management development and succession plans with respect to senior management positions and conducts additional reviews as needed. The Board considers from time to time as appropriate potential successors to the CEO in the event of his resignation, retirement or disability. Portillo’s has a robust and formal talent and succession planning program, which includes all levels of the organization. In connection with this process, the CEO reports annually and from time to time to the Board on the Company’s succession planning and management development.
Shareholder Engagement and Communication with the Board
Portillo’s commitment to transparency extends through a robust shareholder engagement program. We communicate with our shareholders, prospective investors, and other stakeholders in a variety of ways throughout the year, including through social media, virtual meetings, and in-person events hosted by us or others. In 2023, we had nearly 300 interactions with current and prospective investors. Discussions primarily centered on Company results, macroeconomic conditions, consumer behavior and sentiment, our longer-term growth strategy, capital allocation priorities, evolution of capital structure post-IPO, Company culture, and other restaurant industry trends and developments. We also invited a group of investors and analysts to Dallas in September for Portillo’s Development Day. At Development Day, which was simultaneously webcast to all interested individuals, our management team walked investors and analysts through some of our plans and strategies for achieving our strategic objectives, including improving the efficiency of our restaurant builds and operations. We also introduced our “MAM,” or Minimum Achievable Market, which reflects our view of what our future restaurant count and formats could look like.
We always welcome feedback. Any shareholder or other interested party may contact the Board of Directors, including the Chairman of the Board or the independent Directors as a group, or any individual Director or Directors, by writing to the intended recipient in care of Portillo’s Inc., 2001 Spring Road, Suite 400, Oak Brook, Illinois 60523, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit Committee. Our General Counsel and Corporate Secretary, or her designees, will review and sort communications before forwarding them to the appropriate addressee, although communications that do not, in the opinion of the General Counsel and Corporate Secretary or her designees, deal with the functions of the Board or a Committee or do not otherwise warrant the attention of the addressees may not be forwarded.

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Corporate Governance
Shareholder Engagement Highlights

Who Do We Engage? We engage with a wide range of constituents, including: •Institutional shareholders •Retail shareholders •Prospective shareholders
How Do We Engage?
We pursue multiple avenues for engagement, including:
•Quarterly investor calls
•Investor conferences and presentations
•Company-hosted investor meetings, both in-person and virtual
•Company-hosted restaurant visits

WHO IS INVOLVED IN ENGAGEMENT •Executive leadership team •Board of Directors •Investor Relations, Strategy & Communications teams
TOPICS OF ENGAGEMENT
Our interactions have covered a broad range of business topics, including:
•Macroeconomic conditions, including consumer behavior
•Longer-term growth strategy and capital allocation priorities
•Company culture
•Restaurant industry trends and developments

Annual Engagement Calendar In 2023, we actively engaged with both current and prospective shareholders at institutional investor conferences and other Company-sponsored events year-round.

January •ICR’s 2023 Conference	June •William Blair’s 43rd Annual Growth Stock Conference •Baird’s Global Consumer, Technology & Services Conference •Jefferies Consumer Conference •Portillo’s Annual Meeting of Shareholders	November •Q3 2023 Earnings Call •Stifel Midwest Growth Conference •Stephens Annual Investment Conference	First Quarter 2024 •ICR’s 2024 Conference •Q4 2023 Earnings Call •BofA Securities Consumer and Retail Conference •UBS Global Consumer and Retail Conference

March •Q4 2022 Earnings Call •BofA Securities Consumer and Retail Conference •UBS Global Consumer and Retail Conference

August •Q2 2023 Earnings Call

December •Morgan Stanley Global Consumer and Retail Conference
RESTAURANT VISITS
Our investors have the opportunity to visit Portillo’s restaurants anytime as guests, but many of them shared a meal with us during Company-sponsored restaurant visits in 2023. These guided visits highlight key operational, cultural, and culinary initiatives.

May •Q1 2023 Earnings Call	September •2023 Portillo’s Development Day

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Corporate Governance
Director Compensation
Prior to the IPO, our Director compensation consisted of cash fees or option awards under the 2014 Plan, depending on each Director’s individual compensation arrangement(s) as described in the footnotes to the table below, where applicable. In connection with the IPO, our Directors received a grant of restricted stock units (“RSUs”) and our Compensation Committee and Board also established a new independent Director compensation program. In 2023, the Board reviewed the compensation program and, based on their review of market practices, among other things, made certain adjustments.
The following table sets forth information concerning the compensation of our independent Directors for the fiscal year ended December 31, 2023 (“Fiscal Year 2023”). Any Director who is an employee of the Company receives no additional compensation for services as a Director or as a member of a Committee of our Board. Compensation information for Mr. Osanloo is included in the Executive Compensation section.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Option awards ($)	All other compensation ($)	Total ($)
Michael A. Miles	$175,000	$120,000	$—	$—	$295,000
Ann Bordelon	105,000	120,000	—	—	225,000
Noah Glass	—	200,000	—	—	200,000
Paulette Dodson	—	200,000	—	—	200,000
Gerard J. Hart	100,000	120,000	—	—	220,000
Josh A. Lutzker	—	215,000	—	—	215,000
Richard Lubin(3)	—	166,670	—	—	166,670
(1)The amounts represent restricted stock units granted on April 4, 2023 at a stock price of $20.80, which vested in full on December 31, 2023 at a stock price of $15.93 per unit, the closing stock price on December 29, 2023.
(2)The number of stock options and RSUs outstanding held by each independent Director (representing unexercised stock options and unvested RSUs) at December 31, 2023 is as follows: Mr. Miles has 553,555 unexercised stock options and 2,000 unvested RSUs, Ms. Bordelon has 35,787 unexercised stock options and 2,000 unvested RSUs, Mr. Glass has 59,644 unexercised stock options and 2,000 unvested RSUs, Ms. Dodson has 2,000 unvested RSUs, Mr. Hart has 59,642 unexercised stock options and 2,000 unvested RSUs and Mr. Lutzker has 2,000 unvested RSUs.
(3)Mr. Lubin retired from the Board in October 2023.
Independent Director Compensation Program
Under our independent Director compensation program, our Directors receive a cash retainer and an annual equity award as well as additional cash fees for service as Board chair or Committee chair. Directors may elect to receive any or all of their cash fees in equity rather than cash, if they prefer.

Annual Independent Director Compensation

■	Annual RSUs Retainer
■	Annual Cash Retainer

2023 Additional Annual Cash Compensation
Board Chair Fee:	$95,000
Audit Committee Chair Fee:	$25,000
Compensation Committee Chair Fee:	$20,000
Nominating and Corporate Governance Committee Chair Fee:	$15,000
There were no changes to the independent Director compensation program in 2023 except as previously disclosed in our 2023 Proxy Statement.

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Proposal 2	Advisory Vote on Executive Compensation

This year, as we transition from an Emerging Growth Company to a Large Accelerated Filer, we are including an advisory vote on the compensation paid to our Named Executive Officers (“NEOs”). This vote is required under Section 14A of the Exchange Act, specifically the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), and related SEC rules. An advisory vote is not binding on the Company, but our Compensation Committee and Board intend to take the results of the advisory vote into consideration when making NEO compensation decisions. This proposal is frequently referred to as “Say on Pay” and allows shareholders to share their overall opinion on executive pay. The vote does not speak specifically to any particular element of compensation or any particular NEO. Instead, it is an opportunity to express approval or disapproval on the Company’s compensation philosophy, practices and procedures. We expect to conduct a Say on Pay vote annually.
We believe that our compensation philosophy and practices do an excellent job of tying our NEOs’ compensation to our strategic objectives and the creation of sustainable value for shareholders. The following sections explain in greater detail our philosophy, the elements of compensation, the targets assigned and how those elements and targets work together to achieve critical objectives.
Our Compensation Committee will consider the results of this proposal when reviewing our compensation philosophy and determining compensation going forward and intend to, along with other members of the Board, continue to engage with our shareholders to understand and address any concerns as they arise.
Voting Requirement
The approval, on an advisory basis, of our NEO compensation requires a majority of the affirmative votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions shall be counted as a vote against the proposal and broker non-votes shall have no effect.
The result of this proposal is non-binding, but shall be considered by the Compensation Committee and the Board when making future compensation decisions.
Recommendation of the Board of Directors

The Board recommends a vote “FOR” ratification of the approval, on an advisory basis, of the compensation for our NEOs.

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Proposal 2 Advisory Vote on Executive Compensation

Compensation Discussion & Analysis
Executive Officers
The names of our current executive officers, their ages, and their positions with Portillo’s as of June 3, 2024, are set forth below. Executive officers are elected by our Board to hold office until their successors are elected and qualified. There are no family relationships among our Directors or executive officers.

Michael Osanloo has served as the President and Chief Executive Officer at Portillo's since 2018, where he is responsible for overall brand strategy, business performance and the Company's growth and expansion into markets. Michael is a passionate servant leader who has structured the Company in a way that affords every team member the opportunity to grow and be successful. Since joining Portillo's, Michael was named one of 10 business leaders that could change Chicago's business world in 2019 by the Chicago Tribune.
As the former CEO of P.F. Chang's China Bistro, Inc., Michael oversaw more than 300 restaurants globally and expanded the brand into China, the UK and Germany. Prior to his tenure at P.F. Chang’s, Michael served as Executive Vice President and President of Grocery at Kraft Heinz, and in senior leadership roles at Caesar's Entertainment. Michael worked at Bain & Company from 1996 to 2005, where he helped improve the effectiveness of strategic, operational and marketing initiatives at various multibillion-dollar companies.
Michael holds a Master of Business Administration from the University of Chicago, a Juris Doctorate from the University of Illinois College of Law and an AB Degree in Economics from the University of Michigan. Michael lives in the Chicagoland area with his wife and three children.
Michael’s favorite Portillo’s menu item is the Italian Beef, dipped with hot peppers.

Michael Osanloo, 58 President, Chief Executive Officer and Director

Michelle Hook joined Portillo's as Chief Financial Officer in December 2020 after more than 17 years at Domino's, where she rose to Vice President of Finance for Global FP&A and Investor Relations, where she led the teams responsible for supporting global FP&A, strategic finance analytics, U.S. franchise operations and marketing, Domino's technology, and investor relations.
Michelle previously served as Vice President of Global Operations and in various accounting and finance roles with increasing responsibilities since joining Domino's in 2003. She was a member of Domino's initial public offering team in 2004, as well as numerous recapitalization teams.
Prior to joining Domino's, Michelle was with Holcim, one of the largest manufacturers and suppliers of cement around the world. She began her career as a senior auditor at Arthur Andersen LLP, based in Detroit.
Michelle holds an MBA from the University of Michigan, a B.A. in accounting from Michigan State University, and is a certified public accountant. She resides in Michigan with her husband and their two daughters.
Michelle’s favorite Portillo’s menu item is the Italian Beef, with sweet and hot peppers.

Michelle Hook, 49 Chief Financial Officer and Treasurer

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Proposal 2 Advisory Vote on Executive Compensation

Kelly Kaiser joined Portillo's as General Counsel & Corporate Secretary in September 2023. She has experience leading legal departments at both private and publicly-traded organizations, most recently serving as General Counsel at Life Fitness. Prior to that, Kelly held positions of increasing responsibility during her tenure at Brunswick Corporation, including responsibility for the Bowling & Billiards legal function.
As General Counsel, Kelly leads the Portillo's Law Department, overseeing legal matters such as securities and corporate governance, commercial contracts, litigation, labor and employment matters, and regulatory compliance. A problem-solver at heart, she is passionate about building strong business partnerships to drive change and support the Company's strategic initiatives.
Kelly earned a B.A. in Political Science and a J.D. from the University of Kentucky. She lives in Chicago with her husband and their two boys.
Kelly’s favorite Portillo’s menu item is the char-broiled cheeseburger.

Kelly Kaiser, 49 General Counsel and Secretary

Jill Waite is the Chief People Officer at Portillo's. Prior to joining Portillo's in 2019, she held several Human Resources and Operations roles in the retail, grocery and fitness industries with companies such as Sephora and 24-Hour Fitness.
Jill was hired to reinvigorate the Portillo's culture by reclaiming the hearts and minds of our many Team Members. She is responsible for building the talent pipeline to support the Company's growth, retaining Team Members who are passionate about creating lifelong memories for our guests, and developing world-class learning and development programs.
Jill has a Bachelor's degree in Management from the University of Florida.  Jill lives in Chicagoland with her husband of nearly 20 years, and is a mom to two boys.
Jill’s favorite Portillo’s menu items are the Italian Beef, cheese fries, and our famous chocolate cake.

Jill Waite, 46 Chief People Officer

Mike Ellis joined the Portillo’s family in 2022 as the Chief Development Officer. In this role, he is responsible for cultivating and executing Portillo’s growth strategy in new and existing markets nationwide. From real estate, to construction, to ongoing building and facilities management, Mike takes a hands-on approach with his teams to drive the momentum of a successful, long-term growth plan. He has been a Portillo’s enthusiast for decades, and is excited to bring unrivaled Chicago street food to even more fans throughout the country.
Mike has spent more than 30 years leading development teams in the foodservice industry. Prior to joining Portillo’s, he was Vice President of Real Estate and Development at Cracker Barrel, where he spearheaded their growth development strategy, new restaurant openings and the development of a new prototype that significantly improved operational efficiencies. He has also held senior development roles with Darden, Einstein Noah Restaurant Group and other restaurant brands.
Mike has a degree in Political Science from Delta College. He currently resides in Nashville, Tennessee. When not working, he enjoys spending time with his wife of more than 35 years and their three adult children.
Mike’s favorite Portillo’s menu item is the Jumbo Chili Dog.

Michael Ellis, 62 Chief Development Officer

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Proposal 2 Advisory Vote on Executive Compensation

Derrick Pratt joined the Portillo's family in September 2020 to lead restaurant operations, bringing with him strategic leadership experience in operations, real estate development, franchising and licensing, marketing, finance, supply chain management, and operations general management. He is a seasoned restaurant executive with a proven track record for driving best-in-class operations, profit, performance results, world class culture and people development.
Derrick joined Portillo's from Starbucks, where he served as Vice President, Operations Services. Prior to that role, he held a Regional VP of Operations role for Starbucks’ Southeast market, leading 800 locations and $1.4 billion in annual revenue, among other roles. Before Starbucks, Derrick was a Vice President within the McDonald's organization and was also a franchise owner/operator for a fast-casual deli concept in Dallas.
Raised in an Army family, Derrick grew up and went to school on the Fort George Meade Military Base in Maryland. Derrick now resides in the Chicagoland area with his wife of 35 years. They share four children and 12 grandchildren.
Derrick’s favorite Portillo’s menu item is the Maxwell Street Polish.

Derrick Pratt, 56 Chief Operating Officer

Nick Scarpino is Chief Marketing Officer at Portillo's. Prior to joining Portillo's in 2015, he worked in digital advertising leadership roles at Google. Nick's first job at Portillo's was as a cashier for the brand while in high school.
After 52 years without a formal Marketing function, Nick was hired to build the first Portillo's Marketing team, reporting directly to the CEO. He oversees: (i) brand marketing & communications, (ii) guest services, (iii) field marketing & brand partnerships and (iv) off- premise dining, including delivery, catering and large events. Nick leads the team behind the Portillo's online ordering platform and oversaw the launch of delivery at all Portillo's nationwide.
Nick has a Bachelor's degree in Marketing from the University of Notre Dame and a Master's degree in Integrated Marketing Communications from Northwestern University. Nick lives in Chicagoland and is a husband, twin, and a dad to four awesome kids.
Nick’s favorite Portillo’s menu item is the Italian Beef-n-Cheddar croissant with sweet peppers.

Nick Scarpino, 41 Chief Marketing Officer

Keith Correia joined Portillo’s in April 2024 after leading the IT team at Steak N Shake, where he has a proven track record of leveraging technology to drive efficiencies as well as improving team and guest experiences.
Keith’s restaurant career began in field operations with Dairy Queen. He led the operations turnaround for multiple restaurants regions, and later oversaw various business functions, including project management, equipment innovation, training, retail technology, and operations efficiency. He ultimately transitioned to leading IT and innovation for Dairy Queen before joining Steak N Shake.
Keith holds a Bachelor’s degree in Geology from Union College. He currently lives in Minnesota, and will be moving to Chicago with his family.
Keith’s favorite Portillo’s menu item is the Italian Beef sandwich.

Keith Correia, 52 Chief Information Officer

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Proposal 2 Advisory Vote on Executive Compensation
Named Executive Officers
This Compensation Discussion & Analysis (“CD&A”) discusses our executive compensation philosophy and programs, decisions the Compensation Committee and the Board have made under those programs, and the factors considered in making those decisions. This CD&A focuses on the material components of the executive compensation program for our “Named Executive Officers” or “NEOs” for Fiscal Year 2023. Our NEOs for Fiscal Year 2023 were:

Michael Osanloo President and Chief Executive Officer	Michelle Hook Chief Financial Officer and Treasurer	Derrick Pratt Chief Operating Officer

Jill Waite Chief People Officer	Susan Shelton General Counsel & Corporate Secretary*
*   Susan Shelton retired from the Company on February 8, 2024.

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Proposal 2 Advisory Vote on Executive Compensation
Compensation Philosophy
The Company's compensation philosophy prioritizes performance and aims to align executive compensation with shareholders' interests while ensuring that the Company can retain key talent. To achieve this alignment, the Compensation Committee focuses on maintaining market-competitive base salaries and structuring short-term and long-term incentives to heavily reflect Company performance on strategic objectives within market norms. Our executive compensation policies and practices include:
•Pay for Performance Our compensation structure is centered on pay-for-performance principles. Rather than guaranteeing executive pay, we link it to performance metrics aimed at enhancing shareholder value. A substantial portion of our long-term incentive program is performance-driven, with both short-term and long-term incentives comprising the majority of our total compensation package.
•Alignment with Shareholder Interests Incentive payouts are directly linked to Company performance, encompassing financial, strategic, and individual contributions, fostering long-term value creation for our shareholders.
•Attracting, Retaining and Engaging Top Talent We offer competitive total rewards compensation packages that tie rewards directly to performance, attracting, retaining and engaging high-caliber individuals crucial for our Company's success.
•Stock Ownership and Trading Policies Our stock ownership and trading policies encompass guidelines for all executive officers and Board members, ensuring alignment with ownership standards. Additionally, we strictly prohibit all Team Members, including executives and Board members, from engaging in securities hedging activities. Moreover, executive officers and Board members are prohibited from pledging Company securities as loan collateral or holding them in margin accounts.
•Health, Retirement and Other Benefits Health, retirement, and additional benefits extended to executive officers are aligned with the offerings available to all management Team Members. These encompass health, retirement, stock purchase, paid time off, life insurance, and disability plans.
•Values-Based Ethical Framework Our compensation programs are organized in accordance with corporate governance guidelines. To mitigate excessive risk, we employ various strategies, including setting caps on incentive awards, implementing vesting periods for long-term incentives, incorporating clawback provisions, imposing restrictive covenants, and utilizing performance metrics.
Elements of Compensation

Component	Form of Payout	Objective	Calculation
Base Salary	Cash	Provide competitive, fixed compensation to attract and retain executive talent	Calculated based on individual contributions to business outcomes, scope and responsibilities, experience, role changes and market data
Short-term Incentive (“STI”)	Cash	Drive alignment of interests among executive team and shareholders to achieve key short-term goals and fiscal year Company objectives	•75% - achievement of Company performance target (Adjusted EBITDA in 2023) •25% - achievement of individual performance objectives
Long-Term Incentive (“LTI”)	Equity awards (including RSUs, options, and RSAs) with time- and/or performance-based vesting triggers	•Incentivize achievement of longer-term Company objectives •Align executive and shareholder interests •Promote retention	Type and value of awards are determined based on the objectives set by the Board, which may include individual contributions, potential future impact, specific performance targets and market benchmarks

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Proposal 2 Advisory Vote on Executive Compensation
Base Salary
We pay base salaries to our executive officers. Starting salaries and subsequent increases are determined by a number of factors, including business outcomes, individual contributions, scope of professional responsibilities, experience, roles changes, and market data.
The CEO submits recommendations to the Compensation Committee regarding the base salaries of executive officers (excluding himself) based upon analysis provided by the Company’s independent compensation consultant. Each year, the Compensation Committee reviews and approves the CEO's base salary and any proposed adjustments. Typically, salary adjustments are considered during the first quarter.
In 2023, following a thorough review of performance and examination of market data, the Compensation Committee recommended salary increases for each of the NEOs to ensure alignment with our compensation philosophy and competitive market standards. Mr. Osanloo’s increase was awarded to maintain consistent desired competitive compensation posture. The 2023 base salaries for our NEOs were as follows:

NEO	2023 Base Salary	2022 Base Salary	% Change
Mr. Osanloo	$900,000	$827,502	+ 8.8%
Ms. Hook	455,260	442,000	+ 3.0%
Mr. Pratt	464,675	451,140	+ 3.0%
Ms. Waite	404,153	—	+ —%
Ms. Shelton	357,412	—	+ —%

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Proposal 2 Advisory Vote on Executive Compensation
At-Risk Pay
Our Short-Term Incentive and Long-Term Incentive programs are heavily driven by performance, which we believe aligns executive interests with the Company’s short- and long-term strategic objectives and with the interests of our shareholders.
Short-Term Incentive
Portillo’s short-term incentive program is meticulously crafted to encourage our management team to attain key performance objectives for the calendar year, fostering a direct correlation between performance and pay. The Compensation Committee believes our executive performance goals allow management to make contributions based on their unique skills and opportunities. We set a target payout percentage of a participant’s annual base salary based on their responsibilities and experience, while also taking into consideration prior performance, current market practices, and peer benchmarks.
In 2023, the short-term incentive program was structured to prioritize Company financial performance and individual performance, which were weighted at 75% and 25%, respectively. The weighting of performance measures mirrors the Compensation Committee's intent to link a substantial portion of the annual incentive compensation to measures deemed significant to our shareholders. Simultaneously, it reinforces strategic performance goals aligned with the Company's growth targets, execution of long-term strategic plans, and compliance objectives. Potential payouts range from 0% to 200% of target based on the achievement of pre-established financial goals, strategic objectives and leadership performance.
For 2023, the Committee increased Ms. Hook and Mr. Pratt’s target bonus percentage to 75% to better reflect peer group benchmarking as well as their critical responsibilities and strategic impact to the organization.
Consistent with previous years, the Compensation Committee established the annual incentive targets for the 2023 Annual Incentive Plan during Q1 2023, selecting an Adjusted EBITDA target. Individual performance is assessed based on a set of personalized objectives aligned with our strategic pillars (for 2023, Heart of Portillo’s, Growth Drivers, New Frontiers, and Employer of Choice), including leadership performance. The individual performance goals for the CEO were approved by the Committee. Performance goals for other executive officers in 2023 were approved by the CEO.
After the end of the year, the Committee evaluated the performance of the CEO against his goals and determined his individual component percentage. The CEO evaluated the overall performance of each other executive officer against their goals and leadership performance and provided recommendations to the Compensation Committee.
Adjusted EBITDA Component (75%) Calculation: In Fiscal Year 2023, the Company performance metric had an Adjusted EBITDA target of $96.8 million at a 100% payout. The Company exceeded this target, resulting in a payout of 128.2%.
Individual Component (25%) Calculation: Individual performance payouts were calculated based on the individual NEO’s performance. Mr. Osanloo based his review of the performance for each participating NEO against objectives, leadership performance and feedback from our rigorous talent calibration process. Mr. Osanloo presented each executive’s performance achievement and individual payout recommendation at 128.2% to the Compensation Committee. In making its assessment, the Committee considered and approved Mr. Osanloo’s recommendation.
The Company achieved and exceeded its financial targets. The Compensation Committee approved a 100% Individual Performance Payout for Mr. Osanloo based on performance against overall objectives. In addition to Portillo’s exceeding our Adjusted EBITDA target, the organization achieved a comparable sales growth target of 5.7% and overall revenue of $679.9 million, successfully opened 12 new restaurants and deployed menu enhancements with our Rodeo Burger and new Grab & Go experience, delivered increased levels of Team Member engagement (which beat industry averages), and was honored as one of QSR Magazine’s “Best Brands to Work For.”
The chart below sets out each NEO’s short-term non-equity incentive target, their 2023 target and actual bonuses.

NEO	Target %	2023 Target	Adj. EBITDA %	Adj. EBITDA ($)	Ind. Perform. %	Ind. Perform. ($)	2023 Actual ($)
Mr. Osanloo	100%	$900,000	128.2%	$865,350	100.0%	$225,000	$1,090,350
Ms. Hook	75%	$341,445	128.2%	$328,299	128.2%	$109,433	$437,732
Mr. Pratt	75%	$348,506	128.2%	$335,089	128.2%	$111,696	$446,785
Ms. Waite	50%	$202,077	128.2%	$194,297	128.2%	$64,766	$259,062
Ms. Shelton	50%	$178,706	128.2%	$171,826	128.2%	$57,275	$229,101

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Proposal 2 Advisory Vote on Executive Compensation
Long-Term Equity Incentive
We believe that long-term equity-based compensation provides direct alignment between the interests of our executives and shareholders and helps to ensure long-term retention of key executive talent. To balance incentives to achieve both short-term and long-term performance objectives, upon hire or promotion, our executive officers receive equity award grants.
Prior to the IPO, equity was awarded under the 2014 Equity Incentive Plan (the “2014 Plan”), and following the IPO, equity awards are made under our 2021 Equity Incentive Plan (the “2021 Plan”). Prior to the IPO, we awarded unit option grants that were equally divided between (i) options subject to time-based vesting, and (ii) options subject to both time-based and performance-based vesting. The time-based vesting options vest in general, in equal annual installments over a 5-year period and have a ten-year term from the date of the grant. The options subject to both time-based and performance-based vesting have a ten-year term from the date of the grant and vest, in general, in equal annual installments over a 5-year period from the date of grant, subject to acceleration in the event of a sale transaction, and have a performance condition that is satisfied upon achievement of a specified internal rate of return and a minimum multiple of invested capital. In connection with the IPO, the performance condition was waived, and all such options became subject to time-based vesting. As a result of the waiver and resultant modification, we recognized non-cash compensation expense for our NEOs. As further described below, all outstanding awards under the 2014 Plan were assumed by the 2021 Plan in connection with the IPO and no further awards will be granted under such plan. In connection with the IPO, each option under the 2014 Plan that was outstanding, whether vested or unvested at such time, was substituted for an option to purchase a number of shares of Class A common stock. Each option holder received a payment in respect of his or her options (whether vested or unvested), as described above under “Bonus.” Following the IPO, no further options will be granted under the 2014 Plan. Additionally, in connection with the IPO, we granted to our executive officers, including our NEOs, RSUs and options as described below under “IPO Equity Awards.”
In connection with the IPO, we adopted a new equity incentive plan, the 2021 Plan. The 2021 Plan provides flexibility to motivate, attract and retain our Team Members, officers, Directors, and other service providers who are expected to make significant contributions to our success and allow participants to share in such success. The 2021 Plan also aligns the interests of eligible participants with our shareholders by providing incentive compensation tied to the Company’s performance. The intent of the 2021 Plan is to advance the Company’s interests and increase shareholder value by attracting, retaining, and motivating key personnel upon whose judgment, initiative and effort the successful operation of our business is largely dependent. Under the 2021 Plan, we may grant options (both incentive and non-qualified), stock appreciation rights (“SARs”), restricted stock awards, RSUs and stock-based awards to our Team Members, officers, non-employee Directors or any natural person who is a consultant or other personal service provider to the Company or any of its subsidiaries or affiliates. All awards granted to participants under the 2021 Plan are represented by an award agreement.
The 2021 IPO grants awarded to executives included Performance Based Options and RSUs. This heavily aligns executives with the long-term growth of the Company and shareholders’ interest. Awards were based on market values for each role and peer group. The option grants will be eligible to vest in three (3) tranches on the third, fourth and five anniversaries of the grant date subject to stock performance conditions. Performance hurdles must be met for each tranche of options to vest, if not, the performance options return to pool. The RSUs vested or will vest one-third (1/3rd) on each of the first three (3) anniversaries of the date of grant subject to continued service on such date. Executive officers who joined the Company or were promoted to the executive team receive Restricted Share Units and Performance Based Options awards with the same vesting triggers so that the executive team’s interests remain aligned.
The NEOs did not receive an LTI grant in 2023, as they were awarded equity grants at the time of the IPO. No annual equity awards were granted to executive officers in 2023.

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Proposal 2 Advisory Vote on Executive Compensation
Compensation Process
Early in each fiscal year, the Compensation Committee considers the Company’s strategic objectives and sets the Company’s performance target. The Company’s strategic objectives also inform the individual performance objectives assigned to the CEO. The CEO in turn develops performance objectives for each of the other executive officers in collaboration with the officers. From time to time, the Compensation Committee reviews the Company and executives’ progress toward their objectives, as well as whether such objectives are still designed to promote the best interests of the Company.
After the fiscal year ends, our Compensation Committee conducts a thorough annual evaluation of the CEO, comprising both performance assessment and compensation analysis. Performance evaluation involves measuring the Company's achievements against predetermined objectives and engaging in personal interviews with individual Board members. Additionally, the Compensation Committee's independent consultant conducts extensive market research, gathering CEO compensation data from a restaurant industry-focused subset of our peers to ensure market competitiveness and appropriateness. The consultant and Compensation Committee also consider the CEO’s prior experience, marketability and retention concerns. The consultant reviews this data and provides recommendations to the Committee.
Subsequently, the Compensation Committee convenes in executive session to review the CEO's performance evaluation results and compensation, integrating all collected data. Based on this comprehensive review, the Committee determines the CEO's compensation for the upcoming year. The Committee then presents its final assessment of CEO performance and compensation decisions to the Board for discussion during executive session.
After the fiscal year end, the CEO also evaluates each executive against their agreed upon objectives and presents the Compensation Committee with his recommendations. The Compensation Committee then makes its final recommendations to the Board for approval.
In Fiscal Year 2023, we conducted a thorough evaluation of each component of compensation and the overall total direct compensation for our NEOs, benchmarking against market standards and individual performance evaluations. The Compensation Committee reviewed both publicly accessible compensation data and insights from private surveys encompassing our peer group, and broader general and industry trends. Our approach involved leveraging available information to track the actions of our peer group, enabling us to assess market dynamics and the competitiveness of our executive compensation structure, particularly regarding long-term incentives.

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Proposal 2 Advisory Vote on Executive Compensation
Roles and Responsibilities

Party	Responsibilities
Compensation Committee
•Sets annual Compensation Committee calendar
•Collaborates with the CEO to establish performance goals annually, aimed at fostering long-term shareholder value creation
•Assesses CEO's performance against these objectives and Portillo’s overall performance, determining the CEO's compensation accordingly
•Sets and approves compensation for other executive officers, reviews the overall compensation philosophy and strategy, and oversees all compensation and benefits programs for executive officers
•Makes determinations regarding the independent director compensation program
•Makes determinations regarding executive pay levels and program design based on relevant factors including applicable peer group and market data
•Conducts an assessment of potential compensation-related risks to Portillo’s, overseeing policies and practices to mitigate such risks, including performance-based incentives below the executive level
•Engages an independent consultant to aid in evaluating compensation and fulfilling its charter obligations
•Engages with shareholders and stakeholders upon request to gather input on executive compensation matters

Independent Compensation Consultant (Meridian Compensation Partners)
•Provides counsel and assessment on the adequacy and competitiveness of our compensation program based on market standards, our strategic direction, and internal procedures, including the mitigation of compensation-related risks for executive and Director talent
•Offers guidance concerning governance in compensation decision-making
•Conducts market analysis and crafts recommendations for the Compensation Committee in the setting of CEO & executive compensation opportunity and executives
•Participates in Committee meetings, advising on diverse compensation issues as outlined in the Committee's charter
•Engages in discussions with the Committee during meetings and in private sessions, and, as directed by the Committee, with select members of the Company's management team regarding specific compensation-related topics

Chief Executive Officer (CEO)
•Collaborates with other executive officers to propose performance objectives at the start of each year, aimed at incentivizing positive shareholder value creation
•Assesses the performance of other executive officers and offers recommendations to the Committee regarding their compensation

Human Resources Function
•Provides the Compensation Committee with market analytics in support of the CEO’s recommendations for our executive officers
•Engages outside consultants to assist with its analytics and recommendations, as needed

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Proposal 2 Advisory Vote on Executive Compensation
Peer Group Disclosure
Our current peer group reflects a cross section of quick service, fast casual and casual dining restaurants as well as retail companies that are reflective of the marketplace for executive talent for Portillo’s. During the peer group selection process, the Compensation Committee considered each proposed peer’s industry, business profile and relative size. The Compensation Committee assessed the Company's standing relative to the peer group based on earnings, revenue, and market capitalization. The peer group for Fiscal Year 2023 did not change from 2022 and is comprised of the following companies:

•Bloomin' Brands •Brinker International, Inc. •Texas Roadhouse, Inc. •Grocery Outlet •Five Below, Inc. •National Vision Holdings, Inc. •Driven Brands •Krispy Kreme	•Dave & Buster's Entertainment, Inc. •BJ's Restaurants, Inc. •Shake Shack Inc. •The Real Real •Fiesta Restaurant Group, Inc. •Drive Shack Inc. •Wingstop Inc.
Executive Employment Arrangements
The Company does not routinely enter into employment agreements with its executive officers; however, there are certain legacy agreements from our pre-IPO period with Mr. Osanloo and Ms. Shelton. The following is a summary of the material terms of the employment arrangements that we have with Mr. Osanloo, Ms. Hook, Mr. Pratt, Ms. Waite, and Ms. Shelton.
Michael Osanloo
The Company entered into an employment agreement with Michael Osanloo (the “Osanloo Employment Agreement”) on August 3, 2018. The Osanloo Employment Agreement provided for a 3-year initial term and currently renews annually. The Osanloo Employment Agreement originally provided for a base salary of $750,000 and annual incentive cash compensation with an annual target equal to 100% of base salary, up to a maximum of 150% (subsequently increased to 200%) of base salary, a signing bonus of $200,000 which was paid within 30 days of Mr. Osanloo’s start date and an award of 15,000,000 options granted under the 2014 Plan, split equally between options that are subject to time-vesting and time-vesting and performance-vesting. Mr. Osanloo was also provided the opportunity to invest up to $1,500,000 for the purchase of LLC Units of the Company, at the then fair market value. In the event of termination by the Company without cause, by Mr. Osanloo for good reason or upon the Company’s non-renewal of the term, Mr. Osanloo is entitled to: (i) base salary continuation for 18 months, (ii) pro-rata annual cash bonus based on actual performance for the year of termination, and (iii) payment of COBRA premiums for a period of 18 months. In the event of termination due to death or disability, Mr. Osanloo or his legal representatives will be entitled to: (i) earned but unpaid annual bonus (if any), and (ii) pro-rata bonus annual cash bonus based on actual performance for the year of termination.
Michelle Hook
The Company entered into an offer letter with Ms. Hook (the “Hook Offer Letter”) on November 16, 2020, which provides for at-will employment. The Hook Offer Letter originally provided for a base salary of $350,000, as well as annual incentive cash compensation with an annual target equal to 50% of base salary commencing in 2021. The Hook Offer Letter further provides that Ms. Hook is eligible to participate in the Company’s incentive equity plan. Pursuant to the Hook Offer Letter, Ms. Hook received a sign-on bonus of $115,000, which was subject to full or partial repayment upon certain terminations of employment prior to the second anniversary of the employment start date.
Derrick Pratt
The Company entered into an offer letter with Mr. Pratt (the “Pratt Offer Letter”) on August 10, 2020, which provides for at-will employment. The Pratt Offer Letter originally provided for a base salary of $400,000, as well as annual incentive cash compensation with an annual target equal to 50% of base salary commencing in 2021. The Pratt Offer Letter further provides that Mr. Pratt is eligible to participate in the Company’s incentive equity plan. Pursuant to the Pratt Offer Letter, Mr. Pratt received a sign-on bonus of $85,000 and a retention bonus of $150,000, both of which were subject to full or partial repayment upon certain terminations of employment prior to the second anniversary of the employment start date.

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Jill Waite
The Company entered into an offer letter with Ms. Waite (the “Waite Offer Letter”) on May 22, 2019, which provides for at-will employment. The Waite Offer Letter originally provided for a base salary of $360,000, as well as annual incentive cash compensation with an annual target equal to 50% of base salary, which was pro-rated for Fiscal Year 2019. The Waite Offer Letter further provides that Ms. Waite is eligible to participate in the Company’s incentive equity plan and received a grant of 1.65 million options (which was later adjusted based on the Company’s pre-IPO reverse stock split). She also received a sign-on bonus of $75,000, which was subject to full or partial repayment upon certain terminations of employment prior to the second anniversary of the employment start date.
Susan Shelton
The Company entered into an employment agreement with Susan Shelton (the “Shelton Employment Agreement”) on August 1, 2014. The Shelton Employment Agreement provided for a 3-year initial term and renews year-to-year thereafter. The Shelton Employment Agreement originally provided for a base salary of $270,000 as well as annual incentive cash compensation with an annual target equal to 50% of base salary. In the event of termination by the Company without cause, by Ms. Shelton for good reason or upon the Company’s non-renewal of the term, Ms. Shelton was entitled to base salary continuation for 12 months and (ii) pro-rata annual cash bonus based on actual performance for the year of termination. In the event of termination due to death or disability, Ms. Shelton or her legal representatives would have been entitled to: (i) earned but unpaid salary and prior year’s annual bonus (if any), and (ii) pro-rata bonus annual cash bonus based on actual performance for the year of termination. Ms. Shelton retired from her position as General Counsel and Corporate Secretary on February 8, 2024.
Other Benefits
Executive Nonqualified Excess Plan
Portillo’s approved the Executive Nonqualified Excess Plan in February 2016 to provide a means by which certain management Team Members may elect to defer receipt of current compensation to provide for retirement. This plan is an unfunded nonqualified deferred compensation plan, in compliance with Section 409A of the Internal Revenue Code. This plan includes certain Qualifying Distribution Events, including separation from service and change in control provisions, with payment in accordance with the elections made by the participant. A participant is fully vested in the portion of his or her deferred amounts and the income, gains and losses attributable thereto. In Fiscal Year 2023, Ms. Shelton took advantage of the executive nonqualified excess plan.
Personal Financial Management
Certain management Team Members of the Company have access to Ayco Personal Financial Management to provide certain investment advice and services as well as tax return preparation. In Fiscal Year 2023, Mr. Osanloo, Ms. Hook and Ms. Waite took advantage of the personal financial management perquisite.
Employee Stock Purchase Plan
The Company maintains the Employee Stock Purchase Plan (the “ESPP”), adopted in June 2022, to provide Team Members, including our NEOs, with an opportunity to purchase shares of the Company’s common stock through payroll deductions at a 15% discount from the market price, subject to Company discretion.
The ESPP is a non-qualified plan under Section 423 of the Internal Revenue Code. The Compensation Committee believes the ESPP is an attractive benefit that assists the Company in retaining key Team Members, securing new qualified Team Members and providing incentives for Team Members to work towards achieving the Company’s key objectives because it gives Team Members access to the Company’s equity at a discounted price. In Fiscal Year 2023, Mr. Osanloo, Ms. Hook, Mr. Pratt, Ms. Waite and Ms. Shelton participated in the ESPP.

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Proposal 2 Advisory Vote on Executive Compensation
401(k) Plan
Our NEOs participate in the same 401(k) retirement plan as the rest of our Team Members.
Other Benefits and Perquisites
Our NEOs participate in the same medical benefit plans generally available to our management Team Members. These benefit plans include health insurance, dental and vision coverage, life insurance and disability coverage. The NEOs receive the same coverage as the rest of our management Team Members, as well as full coverage of the premium-equivalent. The NEOs also may elect to participate in our medical and dependent care flexible spending plan, on the same terms and conditions as other Team Members.
We also provide for limited perquisites such as automobiles to the extent that an executive’s job requires the use of a vehicle, and a stipend for cell phone usage. In addition, we make available to our Team Members, including the NEOs, the ability to dine at our restaurants a limited number of times each year for free or at a discount.
Additional Compensation Practices
Share Ownership Guidelines
The Compensation Committee has instituted share ownership guidelines to foster alignment between officer and shareholder interests, promoting behaviors that positively impact share price appreciation and total shareholder return. These guidelines stipulate that our NEOs are expected to retain a specified number of shares, valued at multiples of their annual salary based on their respective positions for the duration of the officer's tenure.
The Company adopted the following share ownership guidelines in April 2022 for its Directors and officers:

Position	Ownership Requirement
Chief Executive Officer	5x annual base salary
Other C-Suite Officers	3x annual base salary
Senior Vice Presidents	2x annual base salary
Non-employee Directors	4x annual cash Board retainer
Shares counted toward the ownership requirement include (i) shares owned directly by the individual, which directly or indirectly (including Class B shares and shares held in an individual retirement account or trust if the individual is the beneficiary or trustee); options and restricted stock units granted under any Company-sponsored plan, whether vested or unvested; and deferred stock or equivalent stock unit awards under any Company-sponsored plan.
Compliance with the guidelines is assessed multiple times a year using the average closing price for the prior 90 trading days. Each Director and officer has a five-year grace period to achieve compliance with the guidelines, which period commenced on October 21, 2021 for any officer or Director in role at that time or on the date of hire or promotion for any officer or Director who joined subsequently. In the event that a Director or officer does not satisfy the ownership guidelines, they would be restricted from selling or transferring stock until such time as they satisfied the guidelines. In limited hardship circumstances, an alternative ownership requirement may be temporarily adopted.
As of the end of Fiscal Year 2023, all officers and Directors were compliant with the ownership requirements or were still within their grace period.
Hedging & Pledging
Under our Insider Trading Policy, our Directors, officers and Team Members are not permitted to engage in hedging or similar transactions (including but not limited to prepaid variable forwards, equity swaps, collars and exchange funds). The General Counsel may approve entry into such transactions following a review of the proposed transaction and the justification for it. Additionally, such persons also may not pledge Company securities, including as collateral for a margin loan.

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Proposal 2 Advisory Vote on Executive Compensation
Clawback Policies
In October 2023, the Company adopted an Incentive-Based Compensation Recovery Policy, which allows the Company to recover erroneously awarded compensation from executive officers in compliance with the requirements of Listing Rule 5608 of the Nasdaq Stock Market LLC and related SEC regulations. The full copy is available as an exhibit to the Company’s 2023 Form 10-K filed on February 27, 2024. As of April 23, 2024, the Company has had no cause to apply the policy and there are no amounts outstanding.
The Company also has certain clawback rights built into its employment agreements with Mr. Osanloo and Ms. Shelton and in its 2021 Equity Incentive Plan and related agreements.

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Proposal 2 Advisory Vote on Executive Compensation
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis provided above. Based on its review and discussions, the Compensation Committee recommends to the Board that the Compensation & Discussion Analysis be included in this Proxy Statement.
Compensation Committee:
G.J. Hart, Chair
Michael A. Miles, Jr.
Joshua A. Lutzker

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Proposal 2 Advisory Vote on Executive Compensation
Executive Compensation Tables
Summary Compensation Table
The following table sets forth certain information regarding the total compensation awarded to, earned by or paid to our named executive officers:

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Nonequity incentive plan compensation ($)(4)	All other compensation ($)(7)	Total ($)
Michael Osanloo, President and Chief Executive Officer	2023	$898,636	$—	$—	$—	$1,090,350	$58,194	2,047,180
	2022	821,398	—	413,746	—	—	53,704	1,288,848
	2021	791,167	1,719,150	3,938,000	23,728,075	1,018,464	49,351	31,244,207
Michelle Hook, Chief Financial Officer and Treasurer	2023	452,729	—	—	—	437,732	49,786	940,247
	2022	438,740	—	110,497	—	—	42,505	591,742
	2021	370,137	103,149	1,500,000	2,985,558	242,666	41,299	5,242,809
Derrick Pratt, Chief Operating Officer	2023	462,092	—	—	—	446,785	34,924	943,801
	2022	448,620	—	112,784	—	—	28,934	590,338
Jill Waite, Chief People Officer(5)	2023	401,906	—	—	—	259,062	54,374	715,342
Susan Shelton, General Counsel(6)	2023	355,425	—	—	34,716	229,101	27,580	646,822
(1)The 2021 amounts represent a payment upon completion of the IPO and related transactions. Each option holder received a cash bonus in respect of his or her options (whether vested or unvested).
(2)The 2022 amounts reported represent restricted stock awards (“RSAs”) granted on December 23, 2022 to executive officers in recognition of their work and accomplishments in 2022. The 2021 amounts reported represent the aggregate grant date fair value of restricted stock units granted on October 21, 2021 in connection with the IPO under the 2021 Plan. See description under “Long-Term Equity Incentive” in the CD&A. The fair values were computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures.
(3)For Ms. Shelton, the 2023 amounts reported reflect the incremental fair value of the option awards that were modified and remain outstanding in connection with Ms. Shelton’s anticipated retirement. The fair values were computed in accordance with ASC Topic 718, excluding the effect of forfeitures.
(4)Represents performance-based amounts earned in Fiscal Year 2023 and Fiscal Year 2021 described under “Short-term Incentives” in the CD&A.
(5)Ms. Waite was not a named executive officer in 2021 or 2022.
(6)Ms. Shelton first became a named executive officer in 2023 and ceased to be an executive officer of the Company as of February 8, 2024.
(7)Payments to our NEOs included in the “All other compensation” column include the following:

Name	Year	Commuter benefits ($)	Cellphone stipend ($)	Employee Share Purchase Plan ($)	Health Insurance ($)	Personal Financial Management ($)	401(k) match ($)	Total ($)
Michael Osanloo	2023	$4,321	$720	$2,888	$34,015	$13,750	$2,500	$58,194
Michelle Hook	2023	—	720	2,855	32,461	13,750	—	49,786
Derrick Pratt	2023	8,590	720	1,537	24,077	—	—	34,924
Jill Waite	2023	5,724	720	893	32,287	13,750	1,000	54,374
Susan Shelton	2023	—	720	197	24,163	—	2,500	27,580
Grants of Plan-Based Awards
There were no grants of plan-based awards made to our NEOs in fiscal 2023.

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Proposal 2 Advisory Vote on Executive Compensation
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers as of December 31, 2023:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested ($)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units, or other rights that have not vested ($)
Michael Osanloo	2,027,910	—	—	$5.11	10/1/2028	—	$—	—	$—
	—	—	963,325	20.00	10/21/2031	65,634	1,045,550	—	—
Michelle Hook	73,005	48,669	—	5.77	3/2/2031	—	—	—	—
	—	—	263,852	20.00	10/21/2031	25,000	398,250	—	—
Derrick Pratt	73,005	48,669	—	4.37	9/14/2030	—	—	—	—
	—	—	263,852	20.00	10/21/2031	20,834	331,886	—	—
Jill Waite	133,842	44,614	—	4.30	8/7/2029	7,300	116,289	—	—
	—	—	92,612	20.00	10/21/2031	—	—	—	—
Susan Shelton	220,419	—	—	3.30	12/10/2024	—	—	—	—
	55,105	—	—	5.45	12/10/2024	—	—	—	—
	—	—	63,325	20.00	10/21/2031	5,000	79,650	—	—
(1)Represents unvested performance-based stock options outstanding as of Fiscal Year 2023, awarded in connection with the IPO, subject to stock performance conditions. See “Long Term Executive Incentive” in the CD&A.
(2)Represents unvested RSUs awarded in connection with the IPO. See description under “Long-Term Equity Incentive” in the CD&A.
(3)Value calculated based on $15.93, the closing stock price on December 29, 2023, the last trading day of Fiscal Year 2023.
Options Exercised and Stock Vested
The following table sets forth information with respect to the exercise of stock options by our NEOs during fiscal 2023 and the vesting of the RSUs held by the NEOs during fiscal 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Osanloo	—	—	65,633	$966,774
Michelle Hook	—	—	25,000	368,250
Derrick Pratt	—	—	20,833	306,870
Jill Waite	—	—	7,300	107,529
Susan Shelton	—	—	5,000	73,650

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Proposal 2 Advisory Vote on Executive Compensation
Non-Qualified Deferred Compensation
The following table sets forth our non-qualified deferred compensation as of December 31, 2023.

Name	Named Executive Officer Contributions in Fiscal 2023 ($)(1)	Registrant Contributions in Fiscal 2023 ($)	Aggregate Earnings in Fiscal 2023 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2023 ($)
Michael Osanloo	$—	$—	$—	$—	$—
Michelle Hook	—	—	—	—	—
Derrick Pratt	—	—	—	—	—
Jill Waite	—	—	—	—	—
Susan Shelton	71,082	—	37,070	—	899,028
(1)These amounts are reported in the 2023 Summary Compensation Table in Ms. Shelton’s salary for 2023.
Potential Payments Upon Termination
Severance Arrangements
The Company does not routinely enter into severance or change in control agreements with its executive officers; however, there are certain legacy agreements from our pre-IPO period with Mr. Osanloo and Ms. Shelton as described under “Executive Employment Arrangements” and certain provisions applicable to Equity Awards granted pursuant to the 2014 Equity Incentive Plan and 2021 Equity Incentive Plan.
The following table presents the amount of compensation payable to each of our NEOs as if the triggering termination event had occurred on the last day of our most recently completed fiscal year, December 31, 2023. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment and may vary from those listed below. The table does not include amounts that we would need to pay regardless of the occurrence of the indicated triggering event, such as accumulated balances in retirement plans. In calculating the amounts reflected in the table, we assumed the following:
•the Equity Awards amounts reflect the awards included in the Outstanding Equity Awards at Fiscal Year End table;
•the executive earned a payout under the Short-Term Incentive plan equal to the actual payout amount for 2023, since the executive was employed by the Company through the end of the year;
•the price of our common stock was $15.93, the closing stock price on December 29, 2023, the last trading day of Fiscal Year 2023; and
•the fair value of option awards were computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures.

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Proposal 2 Advisory Vote on Executive Compensation

Name	Termination Without Cause or by Executive for Good Reason ($)	Change in Control (Double Trigger)(1) ($)	Death or Disability ($)
Michael Osanloo
Salary	$1,350,000	$—	$—
Bonus	1,090,350	—	1,090,350
Equity Awards	—	1,045,566	—
Benefits	50,324	—	—
Michelle Hook
Salary	—	—	—
Bonus	—	—	—
Equity Awards	—	977,898
Benefits		—	—
Derrick Pratt
Salary	—	—	—
Bonus	—	—	—
Equity Awards	—	950,469	—
Benefits	—	—	—
Jill Waite
Salary	—	—	—
Bonus	—	—	—
Equity Awards	—	678,872
Benefits	—	—	—
Susan Shelton
Salary	357,412	—
Bonus	229,101	—	229,101
Equity Awards	—	79,650	—
Benefits	—	—	—
(1)In the event of Change of Control (as defined in the 2021 Equity Incentive Plan (“Plan”)), upon (a) termination of service by (i) executive for Good Reason, (ii) Company without Cause, or (iii) due to executive’s death or Disability; or (b) failure of the surviving entity to assume, continue or substitute the applicable award, all unvested equity will vest as of the termination or change in control date, respectively. (Capitalized terms are as defined in the Plan and form of award agreements previously filed with the SEC.)

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Proposal 2 Advisory Vote on Executive Compensation
CEO Pay Ratio
Pursuant to Regulation S-K and the Dodd-Frank Act, we are disclosing the following information about the relationship between the total annual compensation of our median Team Member and the total annual compensation of our CEO. We believe that this calculation is compliant with Item 402(u) of Regulation S-K.
We identified the median employee by examining the total earnings for the 2023 Fiscal Year for all Team Members employed by us on October 1, 2023, excluding the CEO, whether employed on a full-time, part-time, seasonable or temporary basis, with the following methodology and assumptions:
•As of October 1, 2023, our Team Members consisted of 8,175 individuals, 100% of whom were located in the United States.
•With respect to Team Members who were employed less than a full year, we assumed in the calculation that they had worked the full 12-month period.
•Of all possible median Team Members, we selected a Team Member who did not have atypical elements (such as disability pay or special earnings while on leave).
We calculated the total annual compensation for our median Team Member using the same methodology used with our NEOs as set forth in the Summary Compensation Table. The total annual compensation for our median Team Member for 2023 was $18,678. As disclosed in the Summary Compensation Table, our CEO’s total annual compensation for 2023 was $2,047,180. Based on these calculations, our estimate for the ratio of total annual compensation of our CEO to the median of all other Team Members was 110:1.

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Proposal 2 Advisory Vote on Executive Compensation
Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain Company financial performance indicators. For further information concerning the Company’s pay-for-performance philosophy and how the Company’s executive compensation aligns with the Company’s performance, refer to “Compensation Discussion & Analysis.” The Compensation Committee did not consider the Compensation Actually Paid (“CAP”) measure below in making its compensation decisions for any of the years shown below. The non-GAAP reconciliations for adjusted EBITDA are provided in Annex I.

Year(1)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(3)	Average Compensation Actually Paid to Non-PEOs Named Executive Officers ($)(4)	Value of initial fixed $100 investment based on:		Net Income (Loss) ($ in Millions)	Adjusted EBITDA ($ in millions)(6)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(5)
2023	$2,047,180	$(2,495,215)	$811,553	$109,240	$54.74	$84.48	$24,818	$102,282
2022	1,288,848	(27,590,871)	600,948	(3,550,698)	59.07	71.31	17,157	84,955
2021	31,244,207	49,575,563	5,753,329	6,805,064	131.75	89.79	(13,416)	98,497
(1)Michael Osanloo was our principal executive officer for all years shown. The individuals comprising the Non-PEO named executive officers (NEOs) for each year presented are:
2023: Michelle Hook, Derrick Pratt, Jill Waite and Susan Shelton. Ms. Shelton ceased to be an executive officer as of February 8, 2024.
2022: Michelle Hook, Derrick Pratt and Sherri Abruscato. Ms. Abruscato ceased to be an executive officer as of October 31, 2022.
2021: Sherri Abruscato and Michelle Hook.
(2)Item 402 requires certain adjustments to be made to the Summary Compensation Table totals to determine CAP for reporting in the Pay versus Performance Table. CAP is a value calculated under Item 402, but does not necessarily represent cash and/or equity transferred to the NEO without restriction. As required by Item 402, the following table details adjustments made to Summary Compensation Table total compensation values to arrive at CAP values (Note that NEOs do not participate in a defined benefit plan so there are no adjustments for pension benefits, and similarly, there are no adjustments made for dividends):
PEO - Compensation Actually Paid

Year	Summary Compensation Table Total ($)	Grant Date Fair Value of Equity Awards Granted During Applicable Year ($)	Year-End Fair Value of Equity Awards Granted During Applicable Year ($)	Change in Fair Value as of Year-End of Any Prior Year Awards that Remain Unvested as of Year-End ($)	Fair Value as of the Vesting Date of Any Equity Awards Granted During Applicable Year that Vested During Applicable Year ($)	Change in Fair Value as of the Vesting Date of Any Prior Year Awards that Vested During Applicable Year ($)	Fair Value at the End of the Prior Year for Prior Year Awards Forfeited During Applicable Year ($)	Total Equity Value Reflected in Compensation Actually Paid ($)
2023	$2,047,180	$—	$—	$(3,679,281)	$—	$(863,114)	$—	$(2,495,215)
2022	1,288,848	(413,746)	—	(20,471,998)	413,746	(8,407,721)	—	(27,590,871)
2021	31,244,207	(27,666,075)	27,740,157	5,601,087	9,855,643	2,800,544	—	49,575,563

(3)The individuals comprising the Non-PEO named executive officers (NEOs) for each year presented are:
2023: Michelle Hook, Derrick Pratt, Jill Waite and Susan Shelton. Ms. Shelton ceased to be an executive officer as of February 8, 2024.
2022: Michelle Hook, Derrick Pratt and Sherri Abruscato. Ms. Abruscato ceased to be an executive officer as of October 31, 2022.
2021: Sherri Abruscato and Michelle Hook.

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Proposal 2 Advisory Vote on Executive Compensation
(4)Average non-PEO NEO Compensation Actually Paid

Year	Summary Compensation Table Total ($)	Grant Date Fair Value of Equity Awards Granted During Applicable Year ($)	Year-End Fair Value of Equity Awards Granted During Applicable Year ($)	Change in Fair Value as of Year-End of Any Prior Year Awards that Remain Unvested as of Year-End ($)	Fair Value as of the Vesting Date of Any Equity Awards Granted During Applicable Year that Vested During Applicable Year ($)	Change in Fair Value as of the Vesting Date of Any Prior Year Awards that Vested During Applicable Year ($)	Fair Value at the End of the Prior Year for Prior Year Awards Forfeited During Applicable Year ($)	Total Equity Value Reflected in Compensation Actually Paid ($)
2023	$811,553	$—	$—	$(702,931)	$—	$618	$—	$109,240
2022	600,948	(138,459)	—	(3,355,857)	107,060	(501,815)	(262,575)	(3,550,698)
2021	5,753,329	(4,814,531)	5,468,876	—	397,391	—	—	6,805,064
(5)TSR is based on the value of an initial fixed investment of $100. The TSR peer group consists of the S&P 600 Restaurants Index.
(6)The Company defines Adjusted EBITDA as net income (loss) before depreciation and amortization, interest expense, interest income, and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance, including equity-based compensation expense, deferred lease costs, loss on disposal of assets, ERP implementation costs, certain non-recurring charges and Tax Receivable Agreement liability adjustments.

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Proposal 2 Advisory Vote on Executive Compensation
Relationship Between Pay and Performance
Compensation Actually Paid versus Company Performance. The charts below show, for the past three fiscal years, the relationship of the Company’s TSR relative to its peers as well as the relationship between the CEO and other NEO CAP and (i) the Company’s TSR; (ii) the Company’s net income; and (iii) the Company’s Adjusted EBITDA.
Compensation Actually Paid vs. TSR (Company TSR & Peer Group TSR)

¢	PEO CAP	PTLO TSR	¢	NEO Avg CAP	S&P 600 Restaurants Index

Compensation Actually Paid vs. Net Income

¢	PEO CAP	¢	NEO Avg CAP	Net Income

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Proposal 2 Advisory Vote on Executive Compensation

Compensation Actually Paid vs. Adjusted EBITDA

¢	PEO CAP	¢	NEO Avg CAP	Adjusted EBITDA

Other Key Company Measures
Overall Satisfaction (OSAT) Score
Restaurant Unit Growth
Same Restaurant Sales Growth

2024 Proxy Statement	65

Proposal 3	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

Section 14A of the Exchange Act provides that shareholders be given the opportunity to vote, on an advisory basis, on their preference on how frequently the Company should seek future advisory votes on the compensation of our NEOs as disclosed in this Proxy Statement. This is often referred to as the “Say on Frequency” vote.
You are being asked to vote, on an advisory basis, whether you would prefer an advisory vote on the compensation of our named executive officers to occur every one, two or three years. This is our first Say on Frequency vote and we expect to conduct our next vote in 2030 (and every six years thereafter). Our Board believes that the Say on Pay vote should be held annually so that shareholders may continue to share timely, direct input on our approach to NEO compensation. Our Board also believes that an annual vote would better support an ongoing dialogue with shareholders on executive compensation and corporate governance matters.
Although the Say on Frequency vote is non-binding, the Compensation Committee and the Board take shareholder input very seriously and will take the outcome of the vote into consideration when making future decisions about executive compensation.
Voting Requirement
The proxy card provides shareholders with the opportunity to choose between four options: voting every year, every two years, every three years, or abstaining from the vote. Because this is an advisory vote, it is not binding, but the Board will take the outcome of the vote into consideration when determining how frequently to hold the “Say on Pay” vote. The voting option that received the highest number of votes will be deemed to be the shareholders’ recommendation.
Recommendation of the Board of Directors

The Board recommends a vote for “One Year” for the frequency of the advisory vote on Executive Compensation.

66

Proposal 4	Ratification of the Independent Registered Public Accounting Firm

Deloitte & Touche LLP has been appointed by the Audit Committee, which is composed entirely of independent Directors, to be our independent registered public accounting firm for the fiscal year ending December 29, 2024. Deloitte & Touche LLP was our independent registered public accounting firm for Fiscal Year 2023. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and to have an opportunity to make a statement if they desire to do so. The Deloitte & Touche LLP representative is also expected to be available to respond to appropriate questions at the meeting.
The Audit Committee has the sole authority to appoint, subject to shareholder ratification, or replace the independent registered public accounting firm, which reports directly to the Audit Committee, and is directly responsible for the compensation and oversight of the independent registered public accounting firm. The Audit Committee considered several factors when deciding whether to re-engage Deloitte & Touche LLP, including the firm’s professional qualifications and experience and its performance during the prior year. The Audit Committee determined that appointing Deloitte to serve as the Company’s independent registered public accounting firm was in the best interest of the Company and its shareholders and appointed Deloitte and Touche LLP as our independent auditor for the fiscal year ending December 29, 2024.
Oversight of Independent Registered Public Accounting Firm
In the Audit Committee’s oversight of the independent registered public accounting firm and its determination of whether to reappoint the independent registered public accounting firm, our Audit Committee:
•Conducts an annual assessment of the independent registered public accounting firm’s performance, qualifications and independence, taking into account the opinions of management and the internal auditor;
•Reviews, in advance, all non-audit services provided by the independent registered public accounting firm, specifically with regard to the effect on the firm’s independence;
•Considers the independent registered public accounting firm’s familiarity with our operations, businesses, accounting policies and practices and internal control over financial reporting;
•Conducts regular executive sessions with the independent registered public accounting firm;
•Conducts private and individual executive sessions with Chief Executive Officer, Chief Financial Officer, and General Counsel at each in-person Committee meeting;
•Reviews candidates for the lead engagement partner in conjunction with the mandated rotation of the public accountants’ lead engagement partner;
•Reviews recent reports from the Public Company Accounting Oversight Board and other professional or governmental authorities on the independent registered public accounting firm; and
•Obtains and reviews a report from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and our Company annually to assess the independence of the independent registered public accounting firm.

2024 Proxy Statement	67

Proposal 4 Ratification of the Independent Registered Public Accounting Firm
Voting Requirement
Although shareholder ratification is not required, the Audit Committee and the Board value the opinion of shareholders. The affirmative vote of a majority of the shareholders who vote during the meeting or are represented by proxy shall be deemed approval of this proposal. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment of Deloitte, for 2024 or in future years. Even if shareholders do ratify the appointment, it is possible that the Audit Committee may change the appointed independent registered public accounting firm if the Committee determines that that is in the best interests of the Company and its shareholders.
Recommendation of the Board of Directors

The Board recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as Portillo’s inc. independent registered public accounting firm.
Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees billed to the Company for the fiscal years ended December 31, 2023 and December 25, 2022 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their related entities (collectively, “Deloitte Entities”) were approximately (in thousands):

	December 31, 2023	December 25, 2022
Audit fees(1)	$1,792	$1,834
Tax fees(2)	917	762
All other fees(3)	2	2
Total	$2,711	$2,598
(1)These are fees for professional services performed by Deloitte Entities for the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, as well as services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)These are fees for professional services performed by Deloitte Entities with respect to tax compliance, tax advice and tax planning. Fees incurred principally relate to review of tax returns, preparation of tax returns or supporting documentation and consultation with regard to various tax planning issues.
(3)These are fees related to accounting research database subscription services.
All such services and fees provided by our independent registered public accounting firm during Fiscal Year 2023 and Fiscal Year 2022 were pre-approved by the Audit Committee.
Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee’s charter provides that the Audit Committee, or the Chair of the Audit Committee, must pre-approve any audit or non-audit service provided to us by Deloitte, unless the engagement is entered into pursuant to appropriate pre-approval policies established by the Audit Committee or if the service falls within available exceptions under SEC rules. Without limiting the foregoing, the Audit Committee may delegate authority to one or more independent members of the Audit Committee to grant pre-approvals of audit and permitted non-audit services, and any such pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. All such services and fees provided by our independent registered public accounting firm during Fiscal Year 2023 and Fiscal Year 2022 were pre-approved by the Audit Committee and all services were provided by full-time, permanent Deloitte employees.

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Proposal 4 Ratification of the Independent Registered Public Accounting Firm
Audit Committee Report
The Audit Committee is governed by a written charter, which may be found in the “Governance” section of Portillo’s website located at https://investors.portillos.com/corporate-governance/governance-overview. The charter was adopted by the Company’s Board of Directors and is reviewed annually by the Audit Committee.
The Audit Committee is currently composed of three Directors, all of whom meet the criteria for independence under the applicable NASDAQ and SEC rules and the Sarbanes-Oxley Act. The current members of the Audit Committee are Ms. Bordelon, Mr. Glass and Ms. Dodson. Ms. Bordelon currently serves as the chairperson of the Committee. The Board evaluated the credentials of Ms. Bordelon and Mr. Glass and designated both as “audit committee financial experts” under applicable SEC rules.
The Audit Committee is responsible for overseeing the quality and integrity of the Company’s accounting, auditing, financial reporting and internal control practices. The Audit Committee is responsible for, in addition to other activities, the appointment, retention and compensation of the Company’s independent registered public accounting firm. The Audit Committee has a written policy with respect to the pre-approval of non-audit services.
Management has the primary responsibility for establishing and maintaining effective internal control over financial reporting and preparing the Company’s financial statements and disclosures in accordance with generally accepted accounting principles in the United States (GAAP).
Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee (i) reviewed and discussed with management the Company’s audited consolidated financial statements as of December 31, 2023 and for the year then ended; (ii) discussed with Deloitte the matters required by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communication with Audit Committees, and matters required by applicable requirements of the PCAOB and SEC; (iii) received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee regarding independence and discussed with Deloitte their independence; and (iv) considered whether Deloitte’s provision of non-audit services to the Company is compatible with maintaining Deloitte’s independence.
The Audit Committee met eight times during Fiscal Year 2023, which consisted of four regular meetings of the Committee and four meetings relating to the Committee’s review of the Company’s quarterly earnings release and filings with the SEC. The Audit Committee also met in separate executive sessions with Deloitte, the Chief Financial Officer and other members of management as needed.
Based on the review and discussions described above, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2023 be included in the Annual Report on Form 10-K.
Audit Committee:
Ann Bordelon, Chairperson
Noah Glass
Paulette Dodson
The Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference.

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Other Matters
Securities Ownership of Certain Beneficial Owners and Management
The table below sets forth certain information regarding the beneficial ownership of our Class A common stock as of April 4, 2024 (except as otherwise stated) by the following:
•Each person known to us to beneficially own more than 5% of our outstanding common stock;
•Each of the Directors and Named Executive Officers individually; and
•All Directors and officers as a group.
The following table assumes that certain pre-IPO LLC members (the “pre-IPO LLC Members”) redeem or exchange all of their LLC Units and shares of Class B common stock for newly issued shares of our Class A common stock on a one-for-one basis. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of April 4, 2024. In computing the number of shares of our Class A common stock beneficially owned by a person and the percentage ownership, we deemed outstanding shares of our Class A common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 4, 2024. We did not deem these shares of our Class A common stock outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed shareholder is: c/o Portillo’s Inc., 2001 Spring Road, Suite 400, Oak Brook, Illinois 60523. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares of Class A Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Outstanding Class A Common Stock
5% shareholders
Funds managed by Berkshire(1)	13,859,067	19.34%
Orbis Investment Management Limited ("OIML"); Allan Gray Australia Pty Limited ("AGAPL")(2)	5,225,365	8.49%
The Vanguard Group(3)	4,701,659	7.64%
BlackRock, Inc.(4)	3,427,304	5.57%
Named executive officers and Directors:
Michael Osanloo	2,400,819	3.76%
Michelle Hook	111,013	*
Derrick Pratt	77,834	*
Jill Waite	146,928	*
Susan Shelton	284,830	*
Michael A. Miles, Jr.	857,224	1.37%
Ann Bordelon	75,805	*
Noah Glass(5)	98,699	*
Paulette Dodson	14,680	*
Gerard J. Hart(6)	119,485	*
Joshua A. Lutzker(7)	16,733	*
All Directors and executive officers as a group (14 persons):	4,312,391	6.57%

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*    Less than 1%
(1)Represents (i) 3,755,165 shares of Class A common stock owned by Berkshire Fund VIII-A, L.P. (“Berkshire Fund VIII-A”), (ii) 9,037,513 shares of Class A common stock issuable to Berkshire Fund VIII, L.P. (“Berkshire Fund VIII”) in respect of an equal number of LLC Units owned by Berkshire Fund VII, (iii) 248,374 shares of Class A common stock issuable to Berkshire Investors III LLC (“Berkshire Investors III”) in respect of an equal number of LLC Units owned by Berkshire Investors III, and (iv) 818,015 shares of Class A common stock issuable to Berkshire Investors IV LLC (“Berkshire Investors IV” and together with Berkshire Fund VIII-A, Berkshire Fund VIII, Berkshire Investors III, the “Berkshire Entities”) in respect of an equal number of LLC Units owned by Berkshire Investors IV. Berkshire Partner Holdings LLC is the general partner of BPSP, L.P., which is the managing member of Berkshire Partners LLC (BP). Eighth Berkshire Associates LLC, which is managed by an investment committee of more than three members (the “Committee”), is the general partner of Berkshire Fund VIII and Berkshire Fund VIII-A. The Committee also manages each of Berkshire Investors III and Berkshire Investors IV. BP is the investment adviser for Berkshire Partners VIII and Berkshire Partners VIII-A. The Committee makes investment and voting decisions for the Funds by majority vote. Berkshire Partners, the Funds, Berkshire Investors III, Berkshire Investors IV and 8BA may be deemed to constitute a “group” for purposes of Section 13(d) of the Exchange Act, although they do not admit to being part of a group, nor have they agreed to act as part of a group. The address of all the entities and the managing members mentioned above is 200 Clarendon Street, 35th Floor, Boston, Massachusetts 02116-5021.
(2)Represents beneficial ownership by Orbis Investment Management Limited (“OIML”); Allan Gray Australia Pty Limited (“AGAPL”), according to a Schedule 13G filed on February 14, 2024, reporting: sole voting power over 5,225,365 shares and sole dispositive power over 5,225,365 shares, in the aggregate. The business address of OIML is Orbis House, 25 Front Street, Hamilton Bermuda HM11 and the business address of AGAPL is Level 2, Challis House, 4 Martin Place, Sydney NSW2000, Australia.
(3)Represents beneficial ownership by The Vanguard Group, according to a Schedule 13G filed on February 13, 2024, reporting: shared voting power over 85,036 shares, sole dispositive power over 4,572,783 shares, and shared dispositive power over 128,876 shares. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)Represents beneficial ownership by BlackRock, Inc., according to a Schedule 13G filed on January 29, 2024, reporting: shared voting power over 3,377,279 shares, sole dispositive power over 3,427,304 shares, and shared dispositive power over 0 shares. The business address of BlackRock, Inc. is 50 Hudson Yards., New York, NY 10001
(5)Represents shares owned by the Glass Family Trust dated December 29, 2016.
(6)Represents shares held by PENSCO Trust Company LLC, on behalf of and as custodian for the Gerard J. Hart IRA.
(7)Excludes shares of Class A common stock and Class B common Stock held by the Berkshire Entities, as disclosed in footnote (1) above, in which Mr. Miles and Mr. Lutzker have a pecuniary interest. Mr. Miles and Mr. Lutzker disclaim beneficial ownership of the securities held by the Berkshire Entities except to the extent of their respective pecuniary interests therein.
Delinquent Section 16(a) Reports
Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our Class A common stock must report their initial ownership of our common stock and any changes in their ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due during the last fiscal year. Based solely on our review of copies of the reports filed with the SEC and the written representations of our Directors and executive officers, we believe that all reporting requirements for fiscal 2023 were complied with by each person who at any time during Fiscal Year 2023 was a Director or an officer or held more than 10% of our common stock, except that Michael Osanloo filed one Form 4 one day late on November 13, 2023 in connection with a sale of Class A Common Stock pursuant to Mr. Osanloo’s Rule 10b5-1 trading plan, which sale occurred on November 7, 2023.
Equity Compensation Plans Table
The following table provides information about our compensation plans under which our Class A common stock is authorized for issuance, as of December 31, 2023:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuances under equity compensation plans(3)
Equity compensation plans approved by security holders	7,609,420	$8.60	4,255,789
(1)Includes shares issuable pursuant to stock options, restricted stock units, restricted stock awards, stock appreciation rights and other stock-based awards under the Company’s 2021 Plan. Represents shares under the 2021 Plan, including 5,261,663 shares assumed from the 2014 Plan.
(2)The weighted-average exercise price set forth in this column is calculated excluding restricted stock units or other awards for which recipients are not required to pay an exercise price to receive the shares subject to the awards.
(3)This amounts represents shares of common stock available for issuance under the 2021 Plan, which include stock options, restricted stock units, restricted stock awards, stock appreciation rights and other stock-based awards.

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Other Matters
Certain Relationships and Related Party Transactions
Related Party Transaction Policy
We have a written Related Person Transaction Policy (the “Policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the Policy, our Audit Committee has overall responsibility for implementation of and compliance with the Policy.
For purposes of the Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the Policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board or our Compensation Committee, as applicable. A “related person” includes (i) our Directors, director nominees or executive officers, (ii) any 5% beneficial owner of our voting securities, or (iii) any immediate family member of the foregoing.
The Policy requires that notice of a proposed related person transaction be provided to our General Counsel prior to entry into such transaction. If our General Counsel determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Policy, our Audit Committee may approve only those related person transactions that are in, or are not inconsistent with, our best interests. In reviewing and approving any related party transaction, the Audit Committee is tasked to consider all of the relevant facts and circumstances, and consideration of various factors enumerated in the Policy.
The Policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our shareholders. Additionally, we will make periodic inquiries of Directors and officers with respect to any potential related person transaction to which they may be a party or of which they may be aware.
Related Party Transactions
We describe below transactions and series of similar transactions, during our last fiscal year or currently proposed, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our Directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had, have, or will have a direct or indirect material interest.
Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements.
Registration Rights Agreement & Secondary Offerings
In connection with the IPO, we entered into a registration rights agreement with Berkshire and certain of our other shareholders. This agreement will provide Berkshire, and their permitted transferees, with “demand” registrations, which will require us to register shares of our common stock under the Securities Act of 1933 (the “Securities Act”). Each of our shareholders that is a party to the registration rights agreement will also be entitled to customary “piggyback” registration rights and entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. The registration rights agreement will also require us to maintain an effective shelf registration statement with respect to shares registered pursuant to the registration rights agreement, require that we will pay certain expenses relating to such registrations and require that we indemnify the shareholders party to the registration rights agreement against certain liabilities which may arise under the Securities Act.
In the first quarter of 2023, in connection with the secondary offerings previously discussed in our most recent Form 10-K, we purchased LLC Units and shares of Class A common stock using the proceeds of the secondary offering at a price equal to the public offering price less the underwriting discounts and commissions from certain pre-IPO LLC Members and shareholders of the entities treated as corporations for U.S. tax purposes that held LLC Units prior to the Transactions (“Blocker Companies”), including from funds affiliated with Berkshire Partners LLC, which beneficially owned approximately 30.6% of the Company as of December 31, 2023. In the aggregate, we paid to the funds affiliated with Berkshire Partners LLC approximately $172.1 million to purchase the LLC Units and shares of Class A common stock with the proceeds.

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Amended Portillo’s OpCo Agreement
In connection with the IPO transactions, Portillo’s Inc., Portillo’s OpCo and each of the pre-IPO LLC Members entered into the Amended LLC Agreement. Following the IPO transactions, and in accordance with the terms of the Amended LLC Agreement, we operate our business through Portillo’s OpCo. Pursuant to the terms of the Amended LLC Agreement, so long as the Continuing Pre-IPO LLC Members continue to own any LLC Units or securities redeemable or exchangeable into shares of our Class A common stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of Portillo’s OpCo or own any assets other than securities of Portillo’s OpCo and/or any cash or other property or assets distributed by or otherwise received from Portillo’s OpCo, unless we determine in good faith that such actions or ownership are in the best interest of Portillo’s OpCo.
As the sole managing member of Portillo’s OpCo, we have control over all of the affairs and decision making of Portillo’s OpCo. As such, through our officers and Directors, we are responsible for all operational and administrative decisions of Portillo’s OpCo and the day-to-day management of Portillo’s OpCo’s business. We will fund any dividends to our shareholders by causing Portillo’s OpCo to make distributions to the holders of LLC Units and us, subject to the limitations imposed by our debt agreements.
The holders of LLC Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Portillo’s OpCo. The Amended LLC Agreement provides for pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect of the taxable income of Portillo’s OpCo that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Portillo’s OpCo allocated to the holder of LLC Units that receives the greatest proportionate allocation of income multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporation residing in New York, New York, whichever is higher. As a result of (i) potential differences in the amount of taxable income allocable to us and the other LLC Unit holders, (ii) the lower tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate in calculating Portillo’s OpCo’s distribution obligations, we may receive tax distributions significantly in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement.
Except as otherwise determined by us, if at any time we issue a share of our Class A common stock, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Portillo’s OpCo and Portillo’s OpCo shall issue to us one LLC Unit. Similarly, except as otherwise determined by us, (i) Portillo’s OpCo will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A common stock and (ii) should Portillo’s OpCo issue any additional LLC Units to the pre-IPO LLC Members or any other person, we will issue an equal number of shares of our Class B common stock to such pre-IPO LLC Members or any other person. Conversely, if at any time any shares of our Class A common stock are redeemed, purchased or otherwise acquired by us, Portillo’s OpCo will redeem, purchase or otherwise acquire an equal number of LLC Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, purchased or otherwise acquired. In addition, Portillo’s OpCo will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units unless it is accompanied by a substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units.
Under the Amended LLC Agreement, the holders of LLC Units (other than us) have the right to require Portillo’s OpCo to redeem all or a portion of their LLC Units for newly-issued shares of Class A common stock on a one-for-one basis in accordance with the terms of the Amended LLC Agreement. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Units to Portillo’s OpCo for cancellation. The Amended LLC Agreement requires that we contribute shares of our Class A common stock to Portillo’s OpCo in exchange for an amount of newly-issued LLC Units in Portillo’s OpCo equal to the number of LLC Units redeemed from the holders of LLC Units. Portillo’s OpCo will then distribute the shares of our Class A common stock to such holder of an LLC Unit to complete the redemption. In the event of a redemption request by a holder of an LLC Unit, we may, at our option, effect a direct exchange of Class A common stock for LLC Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Units that we own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of Class B common stock will be canceled on a one-for-one basis if we, following a redemption request of a holder of an LLC Unit, redeem or exchange LLC Units of such holder of an LLC Unit pursuant to the terms of the Amended LLC Agreement.
The Amended LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our shareholders and

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Other Matters
approved by our Board or is otherwise consented to or approved by our Board, the holders of LLC Units will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the holders of LLC Units to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the holders of LLC Units may participate in each such offer without being required to redeem or exchange LLC Units.
The Amended LLC Agreement provides that, except for transfers to us as provided above or to certain permitted transferees, the LLC Units and corresponding shares of Class B common stock may not be sold, transferred or otherwise disposed of.
Subject to certain exceptions, Portillo’s OpCo will indemnify all of its members and their officers and other related parties, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with Portillo’s OpCo’s business or affairs or the Amended LLC Agreement or any related document.
Portillo’s OpCo may be dissolved upon (i) the determination by us to dissolve Portillo’s OpCo or (ii) any other event which would cause the dissolution of Portillo’s OpCo under the Delaware Limited Liability Company Act, unless Portillo’s OpCo is continued in accordance with the Delaware Limited Liability Company Act. Upon dissolution, Portillo’s OpCo will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Portillo’s OpCo’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested LLC Units.
Tax Receivable Agreement
We acquired certain favorable tax attributes and a share of the existing tax basis of the assets of Portillo’s OpCo in the IPO. In addition, future redemptions or exchanges by pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash are expected to result in favorable tax attributes for us. These tax attributes would not be available to us in the absence of those transactions and are expected to reduce the amount of tax that we would otherwise be required to pay in the future.
Upon completion of the IPO, we became party to a Tax Receivable Agreement with certain of our pre-IPO LLC Members (“TRA Parties”). Under the Tax Receivable Agreement, we generally will be required to pay to the TRA Parties, in the aggregate, 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize, or in certain circumstances are deemed to realize, as a result of (i) our allocable share of existing tax basis in depreciable or amortizable assets relating to LLC Units acquired in the IPO, (ii) certain favorable tax attributes acquired by the Company from the Blocker Companies (including net operating losses and the Blocker Companies’ allocable share of existing tax basis), (iii) increases in our allocable share of then existing tax basis in depreciable or amortizable assets, and adjustments to the tax basis of the tangible and intangible assets, of Portillo’s OpCo and its subsidiaries, as a result of (x) sales or exchanges of interests in Portillo’s OpCo in connection with the IPO and (y) future exchanges of LLC Units by pre-IPO LLC Members for Class A common stock, and (iv) certain other tax benefits related to entering into the Tax Receivable Agreement, including payments made under the Tax Receivable Agreement.
We expect that the payments we will be required to make under the Tax Receivable Agreement will be substantial. Assuming no material changes in relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we estimate that the tax savings associated with all tax attributes described above would aggregate to approximately $352.7 million as of December 31, 2023. Under this scenario, we would be required to pay the TRA Parties approximately 85% of such amount, or $299.8 million, primarily over the next 15 years, substantially declining in year 16 through year 47. We paid $4.4 million in the first quarter ended March 31, 2024. The actual amounts we will be required to pay may materially differ from these amounts, because potential future tax savings that we will actually realize or be deemed to realize, and the Tax Receivable Agreement payments made by us, will be calculated based in part on the market value of our Class A common stock at the time of each exchange of an LLC Unit for a share of Class A common stock and the prevailing applicable federal tax rate (plus the assumed combined state and local tax rate) applicable to us over the life of the Tax Receivable Agreement and will depend on our generating sufficient taxable income to realize the tax benefits that are subject to the Tax Receivable Agreement. Payments under the Tax Receivable Agreement are not conditioned on our existing owners’ continued ownership of us. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual benefits we realize in respect of the tax benefits that are subject to the Tax Receivable Agreement and/or distributions to us by Portillo’s OpCo are not sufficient to permit us to make payments under the Tax Receivable Agreement after we have paid taxes.

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Receivables
As of December 31, 2023, the related parties’ receivables consisted of a receivable balance due from C&O of $0.3 million, which was included in accounts receivable in the consolidated balance sheet.
Olo
Noah Glass, a member of our Board, is the founder and CEO of Olo, Inc. (“Olo”), a platform the Company uses in connection with its mobile ordering application and delivery.
The Company incurred the following Olo-related costs for Fiscal Year 2023 (in thousands):

Fiscal Year Ended December 31, 2023
Cost of goods sold, excluding depreciation and amortization	$2,236
Other operating expenses	423
Net Olo related costs	$2,659
As of December 31, 2023, $0.4 million was payable to Olo.

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Shareholders’ Proposals
Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2025 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Corporate Secretary by mail c/o Corporate Secretary, Portillo’s Inc., 2002 Spring Road, Suite 400, Oak Brook, Illinois 60523 or by email at investors@portillos.com by December 24, 2024.
Shareholders intending to present a proposal at the 2025 Annual Meeting of Shareholders, but not to include the proposal in our Proxy Statement, or to nominate a person for election as a Director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Corporate Secretary receive written notice from the shareholder of record of their intent to present such proposal or nomination not earlier than the 120th day and not later than the 90th day prior to the anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2025 Annual Meeting of Shareholders no earlier than Monday, February 3, 2025 and no later than Wednesday, March 5, 2025. The notice must contain the information required by the Amended and Restated Bylaws, a copy of which is available upon written request to our Corporate Secretary. In the event that the date of the 2025 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after June 3, 2025, then our Corporate Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2025 Annual Meeting and not later than the 90th day prior to the 2025 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us.
Furthermore, in addition to the requirements of SEC Rule 14a-8 or our Bylaws, as applicable, as described above, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide written notice to our Corporate Secretary that sets forth the information required by Rule 14a-19 of the Exchange Act no later than April 4, 2025 and must comply with the additional requirements of Rule 14a-19(b).
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

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About the Meeting
Why am I receiving these materials?
The Board of Directors (the “Board of Directors” or the “Board”) of Portillo’s Inc., a Delaware corporation (“Portillo’s” or the “Company”), is soliciting proxies for use at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually on June 3, 2024, at 8:00 a.m. Central Time.
How do I attend the Annual Meeting?
Please register at www.proxydocs.com/PTLO, where you will be provided with information on how to listen to the meeting live, submit questions, and vote online.
Any registered holder can attend the Annual Meeting by visiting www.proxydocs.com, where additional information will be provided about where shareholders may vote and submit questions during the meeting. The meeting starts at 8:00 a.m. Central Time. Please have your Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxydocs.com/PTLO.
Where can I find electronic copies of these materials?
The Notice of Internet Availability of Proxy Materials was first furnished to shareholders on or about April 23, 2024. Electronic copies of this Proxy Statement and the Annual Report for the year ended December 31, 2023 are available at www.proxydocs.com/PTLO and investors.portillos.com.
Who can vote at the Annual Meeting?
Only holders of record of our common stock at the close of business on April 4, 2024 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 61,561,592 shares of Class A common stock outstanding and entitled to vote and 11,640,555 shares of Class B common stock outstanding and entitled to vote. Holders of the Company’s Class A common stock and Class B common stock are entitled to one vote for each share held as of the Record Date. Shareholders do not have cumulative voting rights.
What is a quorum and how does it impact the meeting?
A quorum is required for our shareholders to conduct business at the Annual Meeting. The holders of a majority in voting power of the shares entitled to vote at the Annual Meeting, present or represented by proxy, will constitute a quorum for the transaction of business. Your shares are counted as present at the Annual Meeting if you are present and vote online at the Annual Meeting or if you have properly submitted a proxy. Abstentions and “broker non-votes” (as defined below) will be counted in determining whether there is a quorum.
What vote is needed to approve each item?
Proposal No. 1 – Election of Directors, provides that Directors will be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, which means that the seven nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes will have no effect on Proposal No. 1.
Proposal No. 2 – Advisory Vote on Executive Compensation, is a non-binding vote. Approval will be deemed to have been given if shareholders voting the majority of the share vote in the affirmative. Abstentions shall count as a vote against the proposal.
Proposal No. 3 – Advisory Vote on the Frequency of Advisory Vote on Executive Compensation, is a non-binding vote. The frequency option (one year, two years, or three years) receiving the most shareholder votes will be deemed the shareholders’ recommendation.
Proposal No. 4 – Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of the holders of a majority in voting power of the shares of stock, which are present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will count the same as votes against Proposal No. 4. There will be no broker non-votes with respect to Proposal No. 4 because a broker may exercise its discretion to vote for or against the proposal in the absence of instruction from its clients.

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How do I vote my shares?
If you are a registered holder, meaning that you hold your shares directly (not through a bank, broker or other nominee), you may vote online at the Annual Meeting, by telephone or electronically through the Internet by following the instructions included on your Notice of Internet Availability of Proxy Materials or proxy card, or by completing, dating, signing and promptly returning your proxy card. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, and, in the case of the election of Directors, as a vote “for” the election of each of the nominees presented by the Board.
If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. You may also vote by completing, dating, signing and promptly returning the voting instruction form sent by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote online at the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, Nasdaq rules grant your broker discretionary authority to vote on “routine” proposals. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” At the 2024 Annual Meeting, Proposals No. 1, 2 and 3 are not considered “routine” proposals, but Proposal No. 4 is considered a “routine” proposal.
In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.
The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the shareholder.
Why is Portillo’s holding a virtual Annual Meeting?
The virtual Annual Meeting is accessible on any Internet-connected device and shareholders will be able to submit questions and comments and to vote online, during the meeting. We believe that a virtual shareholder meeting provides greater access to those who may want to attend and therefore have chosen this over an in-person meeting. In the event of a technical malfunction or other problem that disrupts the Annual Meeting, the Company may adjourn, recess, or expedite the Annual Meeting, or take such other action that the Company deems appropriate considering the circumstances. If you encounter any difficulties accessing the virtual meeting during the meeting, please call (866) 648-8133.
How do I participate during the Annual Meeting?
You may virtually attend the Annual Meeting by visiting www.proxydocs.com/PTLO, where shareholders will receive additional information on how to vote and submit questions during the Meeting. Please have your Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxydocs.com/PTLO.
Only holders of our common stock at the close of business on the Record Date will be permitted to ask questions during the Annual Meeting. If you wish to submit a question, on the day of the Annual Meeting, you may log into the virtual meeting platform at www.proxydocs.com/PTLO, and type your question for consideration into the field provided in the web portal. To allow us to answer questions from as many shareholders as possible, we may limit each shareholder to one (1) question. Questions from multiple shareholders on the same topic or that are otherwise related may be grouped, summarized and answered together. More information on submitting questions at the Annual Meeting will be posted on the internet website www.proxydocs.com/PTLO in advance of the meeting.
In accordance with Delaware law, for the 10 days prior to our Annual Meeting, a list of registered holders entitled to vote at our Annual Meeting will be available for inspection in our offices at 2001 Spring Road, Suite 400, Oak Brook, Illinois 60523.

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Who bears the cost of solicitation?
The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and its Directors, officers or employees (for no additional compensation) may also solicit proxies in person, by telephone or email. Following the original mailing of the proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.
How do I revoke a proxy?
Any person submitting a proxy has the power to revoke such proxy prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet no later than 11:59 p.m. (Central time) on June 2, 2024, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting online. If you are a beneficial owner and wish to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.
What is householding and how does it impact me?
We have adopted a procedure approved by the SEC called “householding” under which multiple shareholders who share the same address will receive only one copy of the Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, unless we receive contrary instructions from one or more of the shareholders. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so by notifying us by telephone at (866) 648-8133, by email at paper@elections.com or investors@portillos.com, or by mail at Portillo’s Inc. at 2001 Spring Road, Suite 400, Oak Brook, Illinois 60523, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us by telephone or in writing at the same telephone number, email address, or address. If you are currently receiving multiple copies of the proxy materials and wish to receive only one copy at the same address, then please notify us by telephone or in writing at the same telephone number, email address, or address. Shareholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.
When will Proxy Materials be electronically delivered to Shareholders?
Beginning on or about April 23, 2024, we mailed or e-mailed to our shareholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you received such Notice and would prefer to receive paper copies of the proxy materials, or if you received paper copies of the proxy materials and would prefer to receive a notice for future annual meetings, you may notify us by telephone, email or mail at the telephone number, email address and mailing address provided above.

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2023 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2023 are included in our Annual Report on Form 10-K. Our Annual Report and this Proxy Statement are posted on our website at www.investors.portillos.com. You may also obtain a copy of our Annual Report without charge by sending a written request to: Portillo’s Inc., Attn: Corporate Secretary 2001 Spring Road, Oak Brook, IL 60523. Copies of all exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 may be obtained for a nominal fee, which fee will not exceed our reasonable expenses in furnishing such copies by sending a written request to: Portillo’s Inc., Attn: Corporate Secretary 2001 Spring Road, Suite 400, Oak Brook, IL 60523.
***
The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, our designated proxies listed in this Proxy Statement will have discretion to vote shares they represent in accordance with their own judgment on such matters. It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed in the Notice or on the accompanying proxy card or, or if you requested to receive a printed copy of the proxy materials, by executing and returning, at your earliest convenience, the accompanying proxy card in the envelope that has also been provided.
BY ORDER OF THE BOARD OF DIRECTORS
Kelly M. Kaiser, General Counsel and Secretary
Oak Brook, Illinois
April 23, 2024

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Appendix A - Reconciliation of Non-GAAP Financial Measures
Non-GAAP Financial Measures
To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted EBITDA Margin, and Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin. Accordingly, these measures are not required by, nor presented in accordance with GAAP, but rather are supplemental measures of operating performance of our restaurants. You should be aware that these measures are not indicative of overall results for the Company and that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin do not accrue directly to the benefit of shareholders because of corporate-level expenses excluded from such measures. These measures are supplemental measures of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. These measures are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate, but also have important limitations as analytical tools and should not be considered in isolation as substitutes for analysis of our results as reported under GAAP.
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense, interest income, and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenues, net.
We use Adjusted EBITDA and Adjusted EBITDA Margin (i) to evaluate our operating results and the effectiveness of our business strategies, (ii) internally as benchmarks to compare our performance to that of our competitors and (iii) as factors in evaluating management’s performance when determining incentive compensation.
We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important measures of operating performance because they eliminate the impact of expenses that do not relate to our core operating performance.
The following table reconciles net income to Adjusted EBITDA and Adjusted EBITDA margin (in thousands):

Fiscal Year Ended
December 31, 2023
Net income	$24,818
Depreciation and amortization	24,313
Interest expense	27,470
Interest income	(212)
Loss on debt extinguishment	3,465
Income tax expense	3,248
EBITDA	83,102
Deferred rent(1)	5,096
Equity-based compensation	15,542
ERP implementation costs (2)	401
Other income(3)	590
Transaction-related fees & expenses(4)	900
Tax Receivable Agreement liability adjustment(5)	(3,349)
Adjusted EBITDA	$102,282
Adjusted EBITDA Margin(6)	15.0%
Note: We use a 52- or 53-week fiscal year ending on the Sunday on or prior to December 31. Fiscal Year 2023 consisted of 53 weeks and Fiscal Year 2022 consisted of 52 weeks. The 53rd week in Fiscal Year 2023 included Christmas day, resulting in six operating days.
(1)Represents the difference between cash rent payments and the recognition of straight-line rent expense recognized over the lease term.
(2)Represents non-capitalized third-party consulting and software licensing costs incurred in connection with the implementation of a new ERP system.
(3)Represents loss on disposal of property and equipment.
(4)Represents certain expenses that management believes are not indicative of ongoing operations, consisting primarily of certain professional fees.
(5)Represents the Tax Receivable Agreement liability remeasurement primarily due to activity under equity-based compensation plans.
(6)Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues, net.

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Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin
Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include food, beverage and packaging costs, labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenues, net.
We believe that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate.
The following table reconciles operating income to Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin (in thousands):

Fiscal Year Ended
December 31, 2023
Operating income	$55,440
Plus:
General and administrative expenses	78,835
Pre-opening expenses	9,019
Depreciation and amortization	24,313
Net income attributable to equity method investment	(1,401)
Other income, net	(1,035)
Restaurant-Level Adjusted EBITDA	$165,171
Restaurant-Level Adjusted EBITDA Margin(1)	24.3%
Note: We use a 52- or 53-week fiscal year ending on the Sunday on or prior to December 31. Fiscal Year 2023 consisted of 53 weeks and Fiscal Year 2022 consisted of 52 weeks. The 53rd week in Fiscal Year 2023 included Christmas day, resulting in six operating days.
(1)Restaurant-Level Adjusted EBITDA Margin is defined as Restaurant-Level Adjusted EBITDA divided by Revenues, net.

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YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
P.O. BOX 8016, CARY, NC 27512-9903	INTERNET Go To: www.proxypush.com/PTLO •Cast your vote online •Have your Proxy Card ready •Follow the simple instructions to record your vote
PHONE Call 1-866-458-2503 •Use any touch-tone telephone •Have your Proxy Card ready •Follow the simple recorded instructions
MAIL •Mark, sign and date your Proxy Card •Fold and return your Proxy Card in the postage-paid envelope provided
You must register to attend the meeting online and/or participate at www.proxydocs.com/PTLO

Portillo’s Inc.
Annual Meeting of Shareholders For Stockholders of record as of April 4, 2024

TIME:	Monday, June 3, 2024 8:00 AM, Central Time
PLACE:	Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/PTLO for more details.
This proxy is being solicited on behalf of the Board of Directors
The undersigned hereby appoints Michael Osanloo, Michelle Hook and Kelly Kaiser (the "Named Proxies"), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Portillo's Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein.
In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Portillo’s Inc.
Annual Meeting of Shareholders
Please make your marks like this: ☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ON PROPOSALS 1, 2 AND 4
ONE YEAR ON PROPOSAL 3

	PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors
		FOR	WITHHOLD
	1.01 Michael Osanloo	☐	☐			FOR

	1.02 Ann Bordelon	☐	☐			FOR

	1.03 Paulette Dodson	☐	☐			FOR

	1.04 Noah Glass	☐	☐			FOR

	1.05 Gerard J. Hart	☐	☐			FOR

	1.06 Joshua A. Lutzker	☐	☐			FOR

	1.07 Michael A. Miles Jr.	☐	☐			FOR

		FOR	AGAINST	ABSTAIN
2.	Advisory Vote on Executive Compensation	☐	☐	☐		FOR

		ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
3.	Advisory Vote on Frequency of Advisory Vote on Executive Compensation	☐	☐	☐	☐	ONE YEAR

		FOR	AGAINST	ABSTAIN
4.	Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐		FOR

Note: In their discretion, proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date